EXHIBIT 99.2

INDEX TO FINANCIAL STATEMENTS

NGL ENERGY PARTNERS LP AND NGL SUPPLY, INC.

Reports of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of March 31, 2013 and 2012	F-5

Consolidated Statements of Operations for the years ended March 31, 2013 and 2012 and the six months ended March 31, 2011 and September 30, 2010	F-6

Consolidated Statements of Comprehensive Income (Loss) for the years ended March 31, 2013 and 2012 and the six months ended March 31, 2011 and September 30, 2010	F-7

Consolidated Statements of Changes in Equity for the years ended March 31, 2013 and 2012 and the six months ended March 31, 2011 and September 30, 2010	F-8

Consolidated Statements of Cash Flows for the years ended March 31, 2013 and 2012 and the six months ended March 31, 2011and September 30, 2010	F-9

Notes to Consolidated Financial Statements	F-10

Report of Independent Registered Public Accounting Firm

Board of Directors and Partners

NGL Energy Partners LP

We have audited the accompanying consolidated balance sheets of NGL Energy Partners LP (a Delaware limited partnership) and subsidiaries (the “Partnership”) as of March 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the two years ended March 31, 2013 and the six month period ended March 31, 2011. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NGL Energy Partners LP and subsidiaries as of March 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years ended March 31, 2013 and the six month period ended March 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Partnership’s internal control over financial reporting as of March 31, 2013, based on criteria established in 1992 Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 13, 2013 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 13, 2013

Report of Independent Registered Public Accounting Firm

Partners
NGL Energy Partners LP

We have audited the accompanying consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the six month period ended September 30, 2010 of NGL Supply, Inc. (an Oklahoma corporation) and subsidiaries. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of NGL Supply, Inc. and subsidiaries for the six month period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 29, 2011

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NGL ENERGY PARTNERS LP AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2013 and 2012

(U.S. Dollars in Thousands, except unit amounts)

	March 31,	March 31,
	2013	2012
		(Note 4)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11,561	$7,832
Accounts receivable, net of allowance for doubtful accounts of $1,760 and $818, respectively	562,889	84,004
Accounts receivable - affiliates	22,883	2,282
Inventories	126,895	94,504
Prepaid expenses and other current assets	37,891	10,002
Total current assets	762,119	198,624

PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $50,127 and $12,843, respectively	516,937	231,394
GOODWILL	563,146	167,245
INTANGIBLE ASSETS, net of accumulated amortization of $44,155 and $8,174, respectively	442,603	149,490
OTHER NONCURRENT ASSETS	6,542	2,766
Total assets	$2,291,347	$749,519

LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$535,687	$81,369
Accrued expenses and other payables	85,703	14,143
Advance payments received from customers	22,372	20,293
Accounts payable - affiliates	6,900	9,462
Current maturities of long-term debt	8,626	19,534
Total current liabilities	659,288	144,801

LONG-TERM DEBT, net of current maturities	740,436	199,177
OTHER NONCURRENT LIABILITIES	2,205	212

COMMITMENTS AND CONTINGENCIES

PARTNERS’ EQUITY, per accompanying statement:
General partner, representing a 0.1% interest, 53,676 and 29,245 notional units at March 31, 2013 and 2012, respectively	(50,497)	442
Limited partners, representing a 99.9% interest -
Common units, 47,703,313 and 23,296,253 units issued and outstanding at March 31, 2013 and 2012, respectively	920,998	384,604
Subordinated units, 5,919,346 units issued and outstanding at March 31, 2013 and 2012	13,153	19,824
Accumulated other comprehensive income -
Foreign currency translation	24	31
Noncontrolling interest	5,740	428
Total partners’ equity	889,418	405,329
Total liabilities and partners’ equity	$2,291,347	$749,519

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Operations

For the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

(U.S. Dollars in Thousands, except unit, per unit, share, and per share amounts)

	NGL Energy Partners LP			NGL Supply, Inc.
			Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
REVENUES:
Crude oil logistics	$2,316,288	$—	$—	$—
Water services	62,227	—	—	—
Natural gas liquids logistics	1,604,746	1,111,139	549,419	310,075
Retail propane	430,273	199,334	72,813	6,868
Other	4,233	—	—	—
Total Revenues	4,417,767	1,310,473	622,232	316,943

COST OF SALES:
Crude oil logistics	2,244,647	—	—	—
Water services	5,611	—	—	—
Natural gas liquids logistics	1,530,459	1,086,881	536,047	306,159
Retail propane	258,393	130,142	46,985	4,749
Total Cost of Sales	4,039,110	1,217,023	583,032	310,908

OPERATING COSTS AND EXPENSES:
Operating	169,799	47,300	15,898	5,231
General and administrative	52,698	16,009	5,024	3,210
Depreciation and amortization	68,853	15,111	3,441	1,389
Operating Income (Loss)	87,307	15,030	14,837	(3,795)

OTHER INCOME (EXPENSE):
Interest income	1,261	765	221	66
Interest expense	(32,994)	(7,620)	(2,482)	(372)
Loss on early extinguishment of debt	(5,769)	—	—	—
Other, net	260	290	103	124
Income (Loss) Before Income Taxes	50,065	8,465	12,679	(3,977)

INCOME TAX (PROVISION) BENEFIT	(1,875)	(601)	—	1,417

Net Income (Loss)	48,190	7,864	12,679	(2,560)

NET INCOME ALLOCATED TO GENERAL PARTNER	(2,917)	(8)	(13)	—

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(250)	12	—	45

NET INCOME (LOSS) ATTRIBUTABLE TO PARENT EQUITY ALLOCATED TO LIMITED PARTNERS	$45,023	$7,868	$12,666	$(2,515)

BASIC AND DILUTED EARNINGS PER LIMITED PARTNER UNIT:
Common units	$0.96	$0.32	$1.16
Subordinated units	$0.93	$0.58	$—
BASIC AND DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING:
Common units	41,353,574	15,169,983	10,933,568
Subordinated units	5,919,346	5,175,384	—

BASIC AND DILUTED LOSS PER COMMON SHARE				$(128.46)

BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING				19,711

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

(U.S. Dollars in Thousands)

	NGL Energy Partners LP			NGL Supply, Inc.
			Six Months	Six Months
	Year Ended	Year Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010

Net income (loss)	$48,190	$7,864	$12,679	$(2,560)
Other comprehensive income (loss), net of tax:
Change in foreign currency translation adjustment	(7)	(25)	56	(15)

Comprehensive income (loss)	$48,183	$7,839	$12,735	$(2,575)

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Changes in Equity

For the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

(U.S. Dollars in Thousands, except unit and share amounts)

					Accumulated	Receivable
			Additional		Other	From Exercise
	Class A Common Stock		Paid-in	Retained	Comprehensive	of Stock	Noncontrolling	Total
	Shares	Amount	Capital	Earnings	Income	Options	Interest	Equity

NGL SUPPLY, INC.

BALANCES, MARCH 31, 2010	19,603	$196	$36,039	$9,859	$84	$—	$225	$46,403

Exercise of stock options	650	7	1,423	—	—	(1,430)	—	—

Net loss	—	—	—	(2,515)	—	—	(45)	(2,560)

Foreign currency translation adjustment	—	—	—	—	(15)	—	—	(15)

Dividends -
Preferred	—	—	—	(17)	—	—	—	(17)
Common	—	—	—	(7,000)	—	—	—	(7,000)
BALANCES, SEPTEMBER 30, 2010	20,253	$203	$37,462	$327	$69	$(1,430)	$180	$36,811

						Accumulated
		Limited Partners				Other
	General	Common		Subordinated		Comprehensive	Noncontrolling	Total
	Partner	Units	Amount	Units	Amount	Income	Interest	Equity
NGL ENERGY PARTNERS LP
Six Months Ended March 31, 2011:

Combination transaction with NGL Supply (Notes 1 & 2)	$—	4,735,328	$1,252	—	$—	$—	$—	$1,252

Acquisition of HOH & Gifford (Notes 1 & 4)	—	4,154,757	22,326	—	—	—	—	22,326

Sale of units at formation	—	2,043,483	10,981	—	—	—	—	10,981

General partner contribution	59	—	—	—	—	—	—	59

Net income	13	—	12,666	—	—	—	—	12,679

Foreign currency translation adjustment	—	—	—	—	—	56	—	56
BALANCES, MARCH 31, 2011	72	10,933,568	47,225	—	—	56	—	47,353

Distribution to partners prior to initial public offering	(4)	—	(3,846)	—	—	—	—	(3,850)

Conversion of common units to subordinated units	—	(5,919,346)	(23,485)	5,919,346	23,485	—	—	—

Sale of units in public offering, net	—	4,025,000	75,289	—	—	—	—	75,289

Repurchase of common units	—	(175,000)	(3,418)	—	—	—	—	(3,418)

Units issued in business combinations, net of issuance costs	—	14,432,031	296,500	—	—	—	—	296,500

General partner contributions	386	—	—	—	—	—	—	386

Contributions from noncontrolling interest owners	—	—	—	—	—	—	440	440

Net income (loss)	8	—	6,472	—	1,396	—	(12)	7,864

Distribution to partners subsequent to initial public offering	(20)	—	(10,133)	—	(5,057)	—	—	(15,210)

Foreign currency translation adjustment	—	—	—	—	—	(25)	—	(25)
BALANCES, MARCH 31, 2012	442	23,296,253	384,604	5,919,346	19,824	31	428	405,329

Distributions	(1,778)	—	(59,841)	—	(9,989)	—	(74)	(71,682)

Contributions	510	—	—	—	—	—	403	913

Units issued in business combinations, net of issuance costs (Note 4)	(52,588)	24,250,258	550,873	—	—	—	4,733	503,018

Equity issued pursuant to incentive compensation plan	—	156,802	3,657	—	—	—	—	3,657

Net income	2,917	—	41,705	—	3,318	—	250	48,190

Foreign currency translation adjustment	—	—	—	—	—	(7)	—	(7)
BALANCES, MARCH 31, 2013	$(50,497)	47,703,313	$920,998	5,919,346	$13,153	$24	$5,740	$889,418

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Consolidated Statements of Cash Flows

For the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

(U.S. Dollars in Thousands)

	NGL Energy Partners LP			NGL Supply, Inc.
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
OPERATING ACTIVITIES:
Net income (loss)	$48,190	$7,864	$12,679	$(2,560)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, including debt issuance cost amortization	77,513	17,188	4,406	1,825
Loss on early extinguishment of debt	5,769	—	—	—
Non-cash equity-based compensation	8,670	—	—	—
(Gain) loss on sale of assets	187	(71)	16	(124)
Provision for doubtful accounts	1,315	1,049	269	3
(Gain) loss on commodity derivative financial instruments	4,376	(5,974)	(1,468)	(226)
Other	375	403	3	(1,409)
Changes in operating assets and liabilities, net of acquisitions -
Accounts receivable	2,430	(20,179)	(813)	203
Inventories	18,433	30,268	60,413	(59,598)
Product exchanges, net	1,816	4,775	(16,329)	18,688
Other current assets	20,769	9,569	3,697	(1,023)
Trade accounts payable	(17,281)	35,747	2,835	(3,741)
Accrued expenses and other payables	(9,592)	366	(1,209)	(2,699)
Accounts receivable/payable - affiliates, net	(19,690)	4,742	—	—
Advance payments received from customers	(11,049)	4,582	(30,490)	19,912
Net cash provided by (used in) operating activities	132,231	90,329	34,009	(30,749)

INVESTING ACTIVITIES:
Purchases of long-lived assets	(72,475)	(7,544)	(1,440)	(280)
Acquisitions of businesses, including acquired working capital	(490,402)	(297,401)	(17,400)	(123)
Net cash flows on non-hedge commodity derivative financial instruments	11,579	6,464	111	426
Proceeds from sales of assets	5,080	1,238	291	185
Other	—	346	—	125
Net cash provided by (used in) investing activities	(546,218)	(296,897)	(18,438)	333

FINANCING ACTIVITIES:
Issuance of senior notes	250,000	—	—	—
Proceeds from borrowings under revolving credit facilities	1,227,975	478,900	149,500	34,490
Payments on revolving credit facilities	(964,475)	(329,900)	(112,381)	(13,590)
Proceeds from borrowings under other long-term debt	653	—	—	—
Payments on other long-term debt	(4,837)	(1,278)	(5,902)	(722)
Debt issuance costs	(20,189)	(2,380)	(4,928)	—
Distributions to partners	(71,682)	(19,060)	—	—
Contributions	913	440	11,040	—
Proceeds from sale of common units, net of offering costs	(642)	74,759	—	—
Collection of NGL Supply stock option receivables	—	—	1,430	—
Deferred offering costs	—	—	(1,929)	—
Distributions to shareholders of NGL Supply	—	—	(40,000)	—
Common stock dividends	—	—	—	(7,000)
Other	—	—	—	(17)
Redemption of preferred stock	—	—	—	(3,000)
Repurchase of common units	—	(3,418)	—	—
Net cash provided by (used in) financing activities	417,716	198,063	(3,170)	10,161
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(47)	—
Net increase (decrease) in cash and cash equivalents	3,729	(8,505)	12,354	(20,255)
Cash and cash equivalents, beginning of period	7,832	16,337	3,983	24,238
Cash and cash equivalents, end of period	$11,561	$7,832	$16,337	$3,983

The accompanying notes are an integral part of these consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 1 - Nature of Operations and Organization

NGL Energy Partners LP (“we,” “us,” “our,” or the “Partnership”) is a Delaware limited partnership formed in September 2010 by several investors (the “IEP Parties”). NGL Energy Holdings LLC serves as our general partner. We had no operations prior to September 30, 2010.

Formation Transactions

In October 2010, we acquired retail and wholesale natural gas liquids businesses that were historically owned by NGL Supply, Inc. (“NGL Supply”), Hicks Oils and Hicksgas, Incorporated (“HOH”), and Hicksgas Gifford, Inc. (“Gifford”). The acquisitions were effected through the following transactions, which we refer to as the formation transactions:

•                  HOH formed a wholly owned subsidiary, Hicksgas, LLC, and contributed to it all of HOH’s propane and propane-related assets. The shareholders of Gifford contributed all of their shares of stock in Gifford to a newly formed holding company, Gifford Holdings, Inc.

•                  Our general partner made a cash capital contribution of approximately $58,800 to us in exchange for the continuation of its 0.1% general partner interest in us and incentive distribution rights and the IEP Parties (owner of a 32.53% interest in our general partner) made a cash capital contribution to us in the aggregate amount of approximately $11.0 million in exchange for an aggregate 18.67% limited partner interest in us.

•                  NGL Supply and Gifford each converted into a limited liability company and the members of NGL Supply, Hicksgas, LLC and Gifford contributed 100% of their respective membership interests in those entities to us as capital contributions in exchange for (i) in the case of NGL Supply, a 43.27% limited partner interest in us, a cash distribution of approximately $40.0 million and our agreement to pay or cause to be paid approximately $27.9 million of existing indebtedness of NGL Supply, (ii) in the case of Hicksgas, LLC, a 37.96% limited partner interest in us, a cash distribution of approximately $1.6 million and our agreement to pay or cause to be paid approximately $6.5 million of existing indebtedness of HOH, and (iii) in the case of Gifford, a cash payment of approximately $15.5 million.

•                  We made a capital contribution of 100% of the membership interests of each of NGL Supply, Hicksgas, LLC and Gifford to a wholly owned operating subsidiary. Gifford was merged into Hicksgas, LLC.

NGL Supply was organized on July 1, 1985 as a successor to a company founded in 1967, and is a diversified, vertically integrated provider of propane services including retail propane distribution; wholesale supply and marketing of propane and other natural gas liquids; and midstream operations which consist of natural gas liquids terminal operations and services.

The formation transactions described above were accounted for as a business combination with NGL Supply designated as the acquirer. Hicksgas, LLC and Gifford were determined to be acquirees. Accordingly, NGL Supply was accounted for on the basis of historical cost, and our assets and liabilities were recorded at the historical net book values of NGL Supply. The assets and liabilities of Hicksgas, LLC and Gifford were recorded at their estimated fair values on the transaction date.

NGL Supply began its retail propane operations during its fiscal year ended March 31, 2008 through the acquisition of retail operations in Kansas and Georgia, and expanded its retail operations through additional acquisitions during fiscal 2008 through 2010. As discussed above and in Note 4, we acquired Hicksgas LLC and Gifford in connection with our formation transactions. Hicksgas LLC and Gifford are both in the retail propane business with operations in Indiana and Illinois.

Initial Public Offering

On May 11, 2011, we completed an initial public offering (“IPO”). We sold a total of 4,025,000 common units in our IPO at $21.00 per unit. We used the proceeds from the sale of 3,850,000 common units of $71.9 million, net of offering costs of approximately $9.0 million, to repay debt and for general partnership purposes. Proceeds from the sale of 175,000 common units ($3.4 million) were used to purchase 175,000 of the common units outstanding prior to our initial public offering. Upon the completion of our IPO, our limited partner equity consisted of 8,864,222 common units and 5,919,346 subordinated units.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Acquisitions Subsequent to Initial Public Offering

Subsequent to our initial public offering, we significantly expanded our operations through a number of business combinations, including the following:

•                  On October 3, 2011, we completed a business combination transaction with E. Osterman Propane, Inc., its affiliated companies and members of the Osterman family (collectively, “Osterman”), whereby we acquired retail propane operations in the northeastern United States. We issued 4,000,000 common units and paid $94.9 million of cash, net of cash acquired, in exchange for the assets and operations of Osterman. The agreement also contemplated a post-closing payment of $4.8 million for certain specified working capital items, which we paid in November 2012.

•                  On November 1, 2011, we completed a business combination transaction with SemStream, L.P. (“SemStream”), whereby we acquired SemStream’s wholesale natural gas liquids supply and marketing operations and its 12 natural gas liquids terminals. We issued 8,932,031 common units and paid $91.0 million in exchange for the assets and operations of SemStream, including working capital.

•                  On January 3, 2012, we completed a business combination transaction with seven companies associated with Pacer Propane Holding, L.P. (collectively, “Pacer”), whereby we acquired retail propane operations, primarily in the western United States. We issued 1,500,000 common units, valued at $30.4 million, and paid $32.2 million of cash in exchange for the assets and operations of Pacer, including working capital. We also assumed $2.7 million of long-term debt in the form of non-compete agreements.

•                  On February 3, 2012, we completed a business combination transaction with North American Propane, Inc. (“North American”), whereby we acquired retail propane and distillate operations in the northeastern United States. We paid $69.8 million of cash in exchange for the assets and operations of North American, including working capital.

•                  During the year ended March 31, 2012, we completed three separate business combination transactions to acquire retail propane operations. On a combined basis, we paid $6.4 million of cash for these assets and operations, including working capital. We also assumed $0.7 million of long-term debt in the form of non-compete agreements.

•                  On June 19, 2012, we completed a business combination with High Sierra Energy, LP and High Sierra Energy GP, LLC (collectively, “High Sierra”), whereby we acquired all of the ownership interests in High Sierra. High Sierra’s businesses include crude oil gathering, transportation and marketing; water treatment, disposal, and transportation; and natural gas liquids transportation and marketing. We paid $91.8 million of cash, net of $5.0 million of cash acquired, and issued 18,018,468 common units to acquire High Sierra Energy, LP. We also paid $97.4 million of High Sierra Energy, LP’s long-term debt and other obligations. Our general partner acquired High Sierra Energy GP, LLC by paying $50.0 million of cash and issuing equity. Our general partner then contributed its ownership interests in High Sierra Energy GP, LLC to us, in return for which we paid our general partner $50.0 million of cash and issued 2,685,042 common units to our general partner.

•                  On November 1, 2012, we completed a business combination whereby we acquired Pecos Gathering & Marketing, L.L.C. and certain of its affiliated companies (collectively, “Pecos”). The business of Pecos consists primarily of crude oil purchasing and logistics operations in Texas and New Mexico. We paid cash of $132.4 million at closing (net of $2.2 million of cash acquired), subject to customary post-closing adjustments, and assumed certain obligations with a value of $10.2 million under certain equipment financing facilities. Also on November 1, 2012, we entered into a call agreement with the former owners of Pecos pursuant to which the former owners of Pecos agreed to purchase a minimum of $45.0 million or a maximum of $60.0 million of common units from us. On November 12, 2012, the former owners of Pecos purchased 1,834,414 common units from us for $45.0 million pursuant to this call agreement.

•                  On December 31, 2012, we completed a business combination transaction whereby we acquired all of the limited liability company membership interests in Third Coast Towing, LLC (“Third Coast”) for $43.0 million in cash. The business of Third Coast consists primarily of transporting crude oil via barge. The agreement contemplates a post-closing adjustment to the purchase price for certain working capital items. Also on December 31, 2012, we entered into a call agreement with the former owners of Third Coast pursuant to which the former owners of Third Coast agreed to

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

purchase a minimum of $8.0 million or a maximum of $10.0 million of common units from us. On January 11, 2013, the former owners of Third Coast purchased 344,680 common units from us for $8.0 million pursuant to this call agreement.

•                  During the year ended March 31, 2013, we completed six separate business combination transactions to acquire retail propane and distillate operations, primarily in the northeastern and southeastern United States. On a combined basis, we paid $71.4 million of cash and issued 850,676 common units in exchange for these assets and operations, including working capital. We also assumed $6.6 million of long-term debt in the form of non-compete agreements.

•                  During the year ended March 31, 2013, we completed four separate acquisitions to expand the assets and operations of our crude oil logistics and water services businesses. On a combined basis, we paid $52.6 million of cash and assumed $1.3 million of long-term debt in the form of non-compete agreements. We also issued 516,978 common units, valued at $12.4 million, as partial consideration for one of these acquisitions. Certain of the acquisition agreements contemplate post-closing adjustment to the purchase price for certain specified working capital items.

Businesses as of March 31, 2013

As of March 31, 2013, our businesses include:

•                  A crude oil logistics business, the assets of which include crude oil terminals, pipeline injection stations, a fleet of trucks, a fleet of leased rail cars, and a fleet of barges and tow boats. Our crude oil logistics business purchases crude oil from producers and transports it for resale at pipeline injection points, storage terminals, barge loading facilities, rail facilities, refineries, and other trade hubs. The operations of our crude oil logistics segment began with our June 2012 merger with High Sierra.

•                  A water services business, the assets of which include water treatment and disposal facilities, a fleet of water trucks, and frac tanks. Our water services business generates revenues from the gathering, transportation, treatment, and disposal of wastewater generated from oil and natural gas production operations, and from the sale of recycled water and recovered hydrocarbons. The operations of our water services segment began with our June 2012 merger with High Sierra.

•                  Our natural gas liquids logistics business, which supplies natural gas liquids to retailers, wholesalers, and refiners throughout the United States and in Canada, and which provides natural gas liquids terminaling services through its 17 terminals throughout the United States and rail car transportation services through its fleet of owned and predominantly leased rail cars. Our natural gas liquids logistics segment purchases propane, butane, and other natural gas liquids from refiners, processing plants, producers, and other parties, and sells the product to retailers, refiners, and other participants in the wholesale markets. Our natural gas liquids logistics segment includes the operations that were previously reported in our wholesale marketing and supply and terminals segments. Our natural gas liquids logistics segment also includes the natural gas liquids operations we acquired in our June 2012 merger with High Sierra.

•                  Our retail propane business, which sells propane, distillates, and equipment and supplies to end users consisting of residential, agricultural, commercial, and industrial customers and to certain re-sellers in more than 20 states.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We were formed on September 8, 2010 with a capitalization of $1,000 by our general partner and had no operations or additional capitalizations through September 30, 2010. Accordingly, we are presenting our financial statements for periods subsequent to September 30, 2010. As described above, NGL Supply was deemed to be the acquiring entity in our formation transactions. Therefore, our financial statements for the six months ended September 30, 2010 represent the historical financial statements of NGL Supply. We recorded the assets acquired and liabilities assumed from NGL Supply at their historical net book values.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

The accompanying consolidated financial statements include the accounts of the Partnership and its controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

We have made certain reclassifications to the prior period financial statements to conform with classification methods used in fiscal 2013. These reclassifications had no impact on previously-reported amounts of total assets, liabilities, partners’ equity, or net income. In addition, as described in Note 4, certain balances as of March 31, 2012 were adjusted to reflect the final acquisition accounting for certain business combinations.

Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues, expenses and costs. These estimates are based on our knowledge of current events, historical experience, and various other assumptions that we believe to be reasonable under the circumstances.

Critical estimates we make in the preparation of our consolidated financial statements include determining the fair value of assets and liabilities acquired in business combinations; the collectability of accounts receivable; the recoverability of inventories; useful lives and recoverability of property, plant and equipment and amortizable intangible assets; the impairment of goodwill; the fair value of derivative financial investments; and accruals for various commitments and contingencies, among others. Although we believe these estimates are reasonable, actual results could differ from those estimates.

Fair Value Measurements

We apply fair value measurements to certain assets and liabilities, principally our commodity derivative instruments and assets and liabilities acquired in business combinations. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value should be based upon assumptions that market participants would use when pricing an asset or liability, including assumptions about risk and risks inherent in valuation techniques and inputs to valuations. This includes not only the credit standing of counterparties and credit enhancements but also the impact of our own nonperformance risk on our liabilities. Fair value measurements assume that the transaction occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability (the market for which the reporting entity would be able to maximize the amount received or minimize the amount paid). We evaluate the need for credit adjustments to our derivative instrument fair values in accordance with the requirements noted above. Such adjustments were not material to the fair values of our derivative instruments.

We use the following fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:

•                  Level 1 — Quoted prices (unadjusted) in active markets for identical assets and liabilities that we have the ability to access at the measurement date.

•                  Level 2 — Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets, inputs other than quoted prices that are observable for the asset or liability, and inputs that are derived from observable market data by correlation or other means. Instruments categorized in Level 2 include non-exchange traded derivatives such as over-the-counter commodity price swap and option contracts and interest rate protection agreements. The majority of our fair value measurements related to our derivative financial instruments were categorized as Level 2 at March 31, 2013 and 2012 (see Note 12). We determine the fair value of all our derivative financial instruments utilizing pricing models for significantly similar instruments. Inputs to the pricing model include publicly available prices and forward curves generated from a compilation of data gathered from third parties.

•                  Level 3 — Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability. We did not have any fair value measurements categorized as Level 3 at March 31, 2013 or 2012.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable data (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

hierarchy. The lowest level input that is significant to a fair value measurement determines the applicable level in the fair value hierarchy. Assessing the significance of a particular input to the fair value measurement requires judgment, considering factors specific to the asset or liability.

Derivative Financial Instruments

We record our derivative financial instrument contracts at fair value in the consolidated balance sheets, with changes in the fair value of our commodity derivative instruments included in our consolidated statements of operations in cost of sales. Changes in the value of our interest rate swap agreements are recorded in our consolidated statements of operations in interest expense. Contracts that qualify for the normal purchase or sale exemption are not accounted for as derivatives at market value and, accordingly, are recorded when the delivery occurs.

We have not designated any financial instruments as hedges for accounting purposes. All mark-to-market gains and losses on commodity derivative instruments that do not qualify as normal purchases or sales, whether realized or unrealized, are reported in the consolidated statement of operations, regardless of whether the contract is physically or financially settled.

We utilize various commodity derivative financial instrument contracts to help reduce our exposure to variability in future commodity prices. We do not enter such contracts for trading purposes. Changes in assets and liabilities from commodity derivative financial instruments result primarily from changes in market prices, newly originated transactions, and the timing of the settlements. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. However, net unbalanced positions can exist or are established based on our assessment of anticipated market movements. Inherent in the resulting contractual portfolio are certain business risks, including market risk and credit risk. Market risk is the risk that the value of the portfolio will change, either favorably or unfavorably, in response to changing market conditions. Credit risk is the risk of loss from non-performance by suppliers, customers, or financial counterparties to a contract. We take an active role in managing and controlling market and credit risk and have established control procedures that we review on an ongoing basis. We monitor market risk through a variety of techniques and attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures.

Revenue Recognition

We record revenues from product sales at the time title to the product transfers to the purchaser, which typically occurs upon receipt of the product by the purchaser. We record terminaling, storage and service revenues at the time the service is performed and we record tank and other rentals over the term of the lease. Revenues for the wastewater disposal business are recognized upon receipt of the wastewater at our disposal facilities.

We report taxes collected from customers and remitted to taxing authorities, such as sales and use taxes, on a net basis. Amounts billed to customers for shipping and handling costs are included in revenues in the consolidated statements of operations. Shipping and handling costs associated with product sales are included in operating expenses in the consolidated statements of operations.

We enter into certain contracts whereby we agree to purchase product from a counterparty and to sell the same volume of product to the same counterparty at a different location or time. When such agreements are entered into concurrently and are entered into in contemplation of each other, we record the revenues for these transactions net of the cost of sales.

Cost of Sales

We include in cost of sales all costs we incur to acquire products, including the costs of purchasing, terminaling, and transporting inventory prior to delivery to our customers. Cost of sales does not include any depreciation of our property, plant and equipment. Cost of sales does include amortization of certain contract-based intangible assets in the amount of $5.3 million during the year ended March 31, 2013, $0.8 million during the year ended March 31, 2012, and $0.4 million during each of the six months ended March 31, 2011 and September 30, 2010. We also include in cost of sales the costs paid to the third parties who operate our terminal facilities under operating and maintenance agreements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Advertising Costs

We expense advertising costs as incurred. We recorded advertising expense of $1.1 million for the year ended March 31, 2013, $0.8 million for the year ended March 31, 2012, $0.3 million for the six months ended March 31, 2011, and $0.1 million for the six months ended September 30, 2010.

Depreciation and Amortization

Depreciation and amortization in the consolidated statements of operations includes all depreciation of our property, plant and equipment and amortization of intangible assets other than debt issuance costs, for which the amortization is recorded to interest expense, and certain contract-based intangible assets, for which the amortization is recorded to cost of sales.

Interest Income

Interest income consists primarily of fees charged to retail customers for late payment on accounts receivable.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase. At times, certain account balances may exceed federally insured limits.

Supplemental cash flow information is as follows during the indicated periods:

	NGL Energy Partners LP			NGL Supply
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
	(in thousands)
Interest paid	$27,384	$4,966	$2,063	$335
Income taxes paid	$1,027	$430	$—	$220

Accounts Receivable and Concentration of Credit Risk

We operate in the United States and Canada. We grant unsecured credit to customers under normal industry standards and terms, and have established policies and procedures that allow for an evaluation of each customer’s creditworthiness as well as general economic conditions. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts, which assessment considers the overall creditworthiness of customers and any specific disputes. Accounts receivable are considered

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

past due or delinquent based on contractual terms. We write off accounts receivable against the allowance for doubtful accounts when collection efforts have been exhausted.

We execute netting agreements with certain customers to mitigate our credit risk. Receivables and payables are reflected at a net balance to the extent a netting agreement is in place and we intend to settle on a net basis.

Our accounts receivable consist of the following as of the dates indicated:

	March 31, 2013		March 31, 2012
	Gross	Allowance for	Gross	Allowance for
Segment	Receivable	Doubtful Accounts	Receivable	Doubtful Accounts
	(in thousands)
Crude oil logistics	$360,721	$11	$—	$—
Water services	9,618	29	—	—
Natural gas liquids logistics	144,267	76	52,640	113
Retail Propane	49,233	1,644	32,182	705
Other	810	—	—	—
	$564,649	$1,760	$84,822	$818

Changes in the allowance for doubtful accounts are as follows during the periods indicated:

	NGL Energy Partners LP			NGL Supply
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
	(in thousands)
Allowance for doubtful accounts, beginning of period	$818	$161	$—	$235
Bad debt provision	1,315	1,049	269	3
Write off of uncollectible accounts	(373)	(392)	(108)	(64)
Allowance for doubtful accounts, end of period	$1,760	$818	$161	$174

For the year ended March 31, 2013, sales of crude oil and natural gas liquids to our largest customer represented approximately 10% of our consolidated total revenues. For the year ended March 31, 2012, no single customer accounted for more than 10% of our consolidated total revenues. For the six months ended March 31, 2011, we had one customer of our wholesale supply and marketing segment who represented approximately 10% of total consolidated revenues. In the six months ended September 30, 2010, two customers of our natural gas liquids logistics segment accounted for 28% of total consolidated revenues. As of March 31, 2013, one customer of our crude oil logistics segment represented approximately 10% of our consolidated accounts receivable balance. As of March 31, 2012, one customer of our wholesale supply and marketing segment represented approximately 21% of our consolidated accounts receivable balance.

Inventories

Our inventories include propane, normal butane, natural gasoline, isobutane, transmix, distillates, appliances, and parts and supplies. We value our inventory at the lower of cost or market, with cost determined using either the weighted average cost or the first in, first out (FIFO) methods, including the cost of transportation. We monitor inventory values for potential lower of cost or market adjustments and will record such adjustments at fiscal year-end, or on an interim basis if we believe the decline in market value will not be recovered by year end. In performing this analysis, we take into consideration fixed-price forward sale commitments and the opportunity to transfer inventory from our wholesale business to our retail business for sale in the retail markets.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Our inventories as of March 31, 2013 and 2012 consisted of the following:

	2013	2012
	(in thousands)
Crude oil	$46,156	$—
Propane	45,428	78,993
Other natural gas liquids	24,090	9,259
Other	11,221	6,252
Total	$126,895	$94,504

Property, Plant and Equipment

We record property, plant and equipment at cost, less accumulated depreciation. Acquisitions and improvements are capitalized, and maintenance and repairs are expensed as incurred. As we dispose of assets, we remove the cost and related accumulated depreciation from the accounts and any resulting gain or loss is included in other income. We compute depreciation expense using the straight-line method over the estimated useful lives of the assets (see Note 5).

We evaluate the carrying value of our property, plant and equipment for potential impairment when events and circumstances warrant such a review. A long-lived asset group is considered impaired when the anticipated undiscounted future cash flows from the use and eventual disposition of the asset group is less than its carrying value. In that event, we would recognize a loss equal to the amount by which the carrying value exceeds the fair value of the asset group. No impairments of property, plant and equipment were recorded for the years ended March 31, 2013 and 2012 and the six months ended March 31, 2011 and September 30, 2010.

Intangible Assets

Our identifiable intangible assets consist of debt issuance costs and significant contracts and arrangements acquired in business combinations, including lease agreements, customer relationships, covenants not to compete, and trade names. We capitalize acquired intangible assets if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of our intent to do so. In addition, we capitalize certain debt issuance costs incurred in our long-term debt arrangements.

We amortize our intangible assets on a straight-line basis over the assets’ useful lives (see Note 7). We amortize debt issuance costs over the terms of the related debt on a method that approximates the effective interest method.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets of acquired businesses. Business combinations are accounted for using the “acquisition method” (see Note 4). We expect that substantially all of our goodwill at March 31, 2013 is deductible for income tax purposes.

Goodwill (and intangible assets determined to have an indefinite useful life) are not amortized, but instead are evaluated for impairment periodically. We evaluate goodwill and indefinite-lived intangible assets for impairment annually, or more often if events or circumstances indicate that the assets might be impaired. We perform the annual evaluation as of January 1 of each year.

To perform this assessment, we consider qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit exceeds its carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, we perform the following two-step goodwill impairment test:

•                  In step 1 of the goodwill impairment test, we compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired. If the carrying amount of a reporting unit exceeds its fair value, we perform the second step of the goodwill impairment test to measure the amount of impairment loss, if any.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

•                  In step 2 of the goodwill impairment test, we compare the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

Estimates and assumptions used to perform the impairment evaluation are inherently uncertain and can significantly affect the outcome of the analysis. The estimates and assumptions we used in the annual assessment for impairment of goodwill included market participant considerations and future forecasted operating results. Changes in operating results and other assumptions could materially affect these estimates. Based on the results of these evaluations, we did not record any goodwill impairments during the years ended March 31, 2013 and 2012 or the six months ended March 31, 2011 and September 30, 2010.

Product Exchanges

Quantities of products receivable or returnable under exchange agreements are reported within prepaid expenses and other current assets or within accrued expenses and other payables on the consolidated balance sheets. We estimate the value of product exchange assets and liabilities based on the weighted-average cost basis of the inventory we have delivered or will deliver on the exchange plus or minus location differentials.

Asset Retirement Obligations

We record the fair value of an asset retirement obligation as a liability in the period a legal obligation for the retirement of tangible long-lived assets is incurred, which is typically at the time the assets are placed into service. After the initial measurement, we recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

Advance Payments Received from Customers

We record customer advances on product purchases as a liability on the consolidated balance sheets.

Noncontrolling Interests

As of March 31, 2013, we have three consolidated subsidiaries in which outside parties own interests. Our ownership interests in these subsidiaries range from 60% to 80%. One of these subsidiaries was formed in March 2012, and the other two were acquired in June 2012 and October 2012, respectively. The noncontrolling interest shown in our consolidated statements of operations for the years ended March 31, 2013 and 2012 represents the other owners’ interests in these entities.

The net loss attributable to noncontrolling interest shown in the consolidated statement of operations of NGL Supply for the six months ended September 30, 2010 reflects a 30% interest in a consolidated subsidiary that was owned by unrelated parties at the time. We currently own 100% of this subsidiary.

Business Combination Measurement Period

We record the assets acquired and liabilities assumed in a business combination at their acquisition date fair values. Pursuant to GAAP, an entity is allowed a reasonable period of time to obtain the information necessary to identify and measure the value of the assets acquired and liabilities assumed in a business combination. As described in Note 4, certain of our acquisitions during the fiscal year ended March 31, 2013 are still within this measurement period, and as a result, the acquisition date values we have recorded for the acquired assets and assumed liabilities are subject to change.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 3 - Earnings per Limited Partner Unit or Common Share

The earnings per limited partner unit of NGL Energy Partners LP were computed as follows for the periods indicated:

	Year	Year	Six Months
	Ended	Ended	Ended
	March 31,	March 31,	March 31,
	2013	2012	2011
	(U.S. Dollars in thousands, except unit and per unit amounts)
Basic and diluted earnings per common or subordinated unit:
Net income attributable to parent equity	$47,940	$7,876	$12,679
Less - income allocated to general partner (*)	(2,917)	(8)	(13)
Net income attributable to limited partners	$45,023	$7,868	$12,666

Net income allocated to:
Common unitholders	$39,517	$4,859	$12,666
Subordinated unitholders	$5,506	$3,009	$—

Weighted average common units outstanding	41,353,574	15,169,983	10,933,568
Weighted average subordinated units outstanding	5,919,346	5,175,384	—

Earnings per unit - basic and diluted:
Common unitholders	$0.96	$0.32	$1.16
Subordinated unitholders	$0.93	$0.58	$—

(*)         The income allocated to the general partner for the year ended March 31, 2013 includes distributions to which it is entitled as the holder of incentive distribution rights (described in Note 11).

The restricted units described in Note 11 were antidilutive for the year ended March 31, 2013.

The loss per share of common stock of NGL Supply was computed as follows for the six months ended September 30, 2010 (in thousands, except share and per share amounts):

Net loss attributable to parent equity	$(2,515)
Less - preferred stock dividends	(17)
Net loss attributable to common shareholders	$(2,532)

Weighted average common shares outstanding	19,711

Basic and diluted loss per common share	$(128.46)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 4 - Acquisitions

Year Ended March 31, 2013

High Sierra Combination

On June 19, 2012, we completed a business combination with High Sierra, whereby we acquired all of the ownership interests in High Sierra. We paid $91.8 million of cash, net of $5.0 million of cash acquired, and issued 18,018,468 common units to acquire High Sierra Energy, LP. These common units were valued at $406.8 million using the closing price of our common units on the New York Stock Exchange (the “NYSE”) on the merger date. We also paid $97.4 million of High Sierra Energy, LP’s long-term debt and other obligations. Our general partner acquired High Sierra Energy GP, LLC by paying $50.0 million of cash and issuing equity. Our general partner then contributed its ownership interests in High Sierra Energy GP, LLC to us, in return for which we paid our general partner $50.0 million of cash and issued 2,685,042 common units to our general partner. We recorded the value of the 2,685,042 common units issued to our general partner at $8.0 million, which represents an estimate, in accordance with GAAP, of the fair value of the equity issued by our general partner to the former owners of High Sierra’s general partner. In accordance with the GAAP fair value model, this fair value was estimated based on assumptions of future distributions and a discount rate that a hypothetical buyer might use. Under this model, the potential for distribution growth resulting from the prospect of future acquisitions and capital expansion projects would not be considered in the fair value calculation. The difference between the estimated fair value of the general partner interests issued by our general partner of $8.0 million, calculated as described above, and the fair value of the common units issued to our general partner of $60.6 million, as calculated using the closing price of the common units on the NYSE, is reported as a reduction to equity. We incurred and charged to general and administrative expense during the years ended March 31, 2013 approximately $3.7 million of costs related to the High Sierra transaction. We also incurred or accrued costs of approximately $0.6 million related to the equity issuance that we charged to equity.

We have included the results of High Sierra’s operations in our consolidated financial statements beginning on June 19, 2012. During the year ended March 31, 2013, our consolidated statement of operations includes operating income of approximately $46.6 million generated by the operations of High Sierra and by the operations of the subsequent acquisitions of crude oil logistics and water services businesses. The following table summarizes the revenues and cost of sales contributed by High Sierra’s operations and the operations of the subsequent acquisitions of crude oil logistics and water services businesses (in thousands):

	Revenues	Cost of Sales
Crude oil logistics	$2,316,288	$2,244,647
Natural gas liquids logistics	696,424	663,630
Water services	62,227	5,611
Other	4,233	—
Total	$3,079,172	$2,913,888

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

The fair values of the assets acquired and liabilities assumed in our acquisition of High Sierra are summarized below (in thousands):

Accounts receivable	$395,311
Inventory	43,575
Receivables from affiliates	7,724
Derivative assets	10,646
Forward purchase and sale contracts	34,717
Other current assets	11,131
Property, plant and equipment:
Land	5,910
Transportation vehicles and equipment (5 - 10 years)	20,968
Facilities and equipment (2 - 30 years)	103,574
Buildings and improvements (5 - 30 years)	9,691
Information technology equipment and software (3 - 5 years)	4,099
Construction in progress	11,213
Intangible assets:
Customer relationships (5 - 17 years)	245,000
Lease contracts (1 - 10 years)	12,400
Trade names (indefinite)	13,000
Goodwill	220,884

Assumed liabilities:
Accounts payable	(417,369)
Accrued expenses and other current liabilities	(35,611)
Payables to affiliates	(9,014)
Advance payments received from customers	(1,237)
Derivative liabilities	(5,726)
Forward purchase and sale contracts	(18,680)
Long-term debt	(2,537)
Other noncurrent liabilities	(3,224)
Noncontrolling interest in consolidated subsidiary	(2,400)
Consideration paid, net of cash acquired	$654,045

The consideration paid consists of the following:

Cash paid, net of cash acquired	$239,251
Value of common units issued, net of issuance costs	414,794
Total consideration paid	$654,045

Goodwill represents the excess of the consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts.

The fair value of accounts receivable is approximately $0.6 million lower than the contract value, to give effect to estimated uncollectable accounts.

Pecos Combination

On November 1, 2012, we completed a business combination whereby we acquired Pecos. The business of Pecos consists primarily of crude oil purchasing and logistics operations in Texas and New Mexico. We paid cash of $132.4 million at closing (net of $2.2 million of cash acquired), subject to customary post-closing adjustments, and assumed certain obligations with a value of $10.2 million under certain equipment financing facilities. Also on November 1, 2012, we entered into a call agreement

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

with the former owners of Pecos pursuant to which the former owners of Pecos agreed to purchase a minimum of $45.0 million or a maximum of $60.0 million of common units from us. On November 12, 2012, the former owners purchased 1,834,414 common units from us for $45.0 million pursuant to this call agreement. We incurred and charged to general and administrative expense during the year ended March 31, 2013 approximately $0.6 million of costs related to the Pecos combination.

We are in the process of identifying and determining the fair value of the assets and liabilities acquired in the combination with Pecos. The estimates of fair value reflected as of March 31, 2013 are subject to change, and such changes could be material. We expect to complete this process prior to finalizing our financial statements for the quarter ended September 30, 2013. We have preliminarily estimated the fair value of the assets acquired and liabilities assumed as follows (in thousands):

Accounts receivable	$73,704
Inventory	1,903
Other current assets	1,425
Property, plant and equipment:
Vehicles and related equipment (5 - 10 years)	19,193
Other	2,562
Customer relationships (5 years)	8,000
Trade names (indefinite life)	1,000
Goodwill	86,661
Accounts payable and accrued liabilities	(51,827)
Long-term debt	(10,234)
Total consideration paid	$132,387

The consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired and cash received pursuant to Call Agreement	$87,444
Value of common units issued pursuant to Call Agreement	44,943
Total consideration paid	$132,387

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Third Coast Combination

On December 31, 2012, we completed a business combination transaction whereby we acquired all of the membership interests in Third Coast for $43.0 million in cash. The business of Third Coast consists primarily of transporting crude oil via barge. The agreement contemplates a post-closing adjustment to the purchase price for certain working capital items. Also on December 31, 2012, we entered into a call agreement with the former owners of Third Coast pursuant to which the former owners of Third Coast agreed to purchase a minimum of $8.0 million or a maximum of $10.0 million of common units from us. On January 11, 2013, the former owners of Third Coast purchased 344,680 common units from us for $8.0 million pursuant to this agreement. We incurred and charged to general and administrative expense during the year ended March 31, 2013 approximately $0.3 million of costs related to the Third Coast combination.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

We are in the process of identifying and determining the fair value of the assets and liabilities acquired in the combination with Third Coast. The estimates of fair value reflected as of March 31, 2013 are subject to change. We currently expect to complete this process prior to finalizing our financial statements for the quarter ended December 31, 2013. We have preliminarily estimated the fair value of the assets acquired and liabilities assumed as follows (in thousands):

Accounts receivable	$2,248
Other current assets	140
Property, plant and equipment:
Barges and tow boats (20 years)	12,883
Other (3 - 5 years)	30
Customer relationships (5 years)	4,000
Trade names (indefinite life)	500
Goodwill	22,551
Other noncurrent assets	2,733
Assumed liabilities	(2,202)
Consideration paid	$42,883

The consideration paid consists of the following (in thousands):

Cash paid, net of cash received pursuant to call agreement	$35,000
Value of common units issued pursuant to call agreement	7,883
Total consideration paid	$42,883

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

Other Crude Oil Logistics and Water Services Business Combinations

During the year ended March 31, 2013, we completed four separate acquisitions to expand the assets and operations of our crude oil logistics and water services businesses. On a combined basis, we paid $52.6 million in cash and assumed $1.3 million of long-term debt in the form of non-compete agreements. We also issued 516,978 common units, valued at $12.4 million, as partial consideration for one of these acquisitions. Certain of the agreements contemplate post-closing adjustments to the purchase price for certain specified working capital items. We incurred and charged to general and administrative expense during the year ended March 31, 2013 approximately $0.3 million of costs related to these acquisitions.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

We are currently in the process of identifying and determining the fair value of the assets and liabilities acquired in this combination. The estimates of fair value reflected as of March 31, 2013 are subject to change. We currently expect to complete this process prior to finalizing our financial statements for the quarter ended September 30, 2013. We have preliminarily estimated the fair value of the assets acquired and liabilities assumed as follows (in thousands):

Accounts receivable	$2,660
Inventory	191
Other current assets	738
Property, plant and equipment:
Disposal wells and related equipment (3 - 30 years)	13,322
Other (5 - 30 years)	5,671
Customer relationships (5 - 15 years)	6,800
Non-compete agreements (3 - 5 years)	510
Trade names (indefinite life)	500
Goodwill	43,822
Current liabilities	(5,400)
Notes payable	(1,340)
Other noncurrent liabilities	(156)
Noncontrolling interest	(2,333)
Consideration paid	$64,985

The consideration paid consists of the following (in thousands):

Cash paid, net of cash acquired	$52,552
Value of common units issued	12,433
Total consideration paid	$64,985

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Retail Combinations During the Year Ended March 31, 2013

During the year ended March 31, 2013, we entered into six separate business combination agreements to acquire retail propane and distillate operations, primarily in the northeastern and southeastern United States. On a combined basis, we paid cash of $71.4 million and issued 850,676 common units, valued at $18.9 million, in exchange for these assets. We also assumed $6.6 million of long-term debt in the form of non-compete agreements. We incurred and charged to general and administrative expense during the year ended March 31, 2013 approximately $0.3 million related to these acquisitions. We are in the process of identifying the fair value of the assets acquired and liabilities assumed in certain of the combinations. The estimates of fair value reflected as of March 31, 2013 for certain of these acquisitions are subject to change, although such changes are not likely to be material. Our estimates of the fair value of the assets acquired and liabilities assumed in these six combinations are as follows (in thousands):

Accounts receivable	$8,715
Inventory	5,155
Other current assets	1,228
Property, plant and equipment:
Land	1,945
Tanks and other retail propane equipment (5-20 years)	28,763
Vehicles (5 years)	11,344
Buildings (30 years)	7,052
Other equipment	1,201
Intangible assets:
Customer relationships (10-15 years)	16,890
Tradenames (indefinite)	2,924
Non-compete agreements (5 years)	1,387
Goodwill	21,983
Other non-current assets	784
Long-term debt, including current portion	(6,594)
Other assumed liabilities	(12,511)
Fair value of net assets acquired	$90,266

Consideration paid consists of the following (in thousands):

Cash consideration paid	$71,392
Value of common units issued	18,874
Total consideration	$90,266

Goodwill represents the excess of the estimated consideration paid for the acquired businesses over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

The retail combinations completed during the year ended March 31, 2013 contributed approximately $124.3 million of revenue and approximately $86.6 million of cost of sales to our consolidated statement of operations for the year ended March 31, 2013.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Pro Forma Results of Operations (Unaudited)

The operations of High Sierra have been included in our consolidated statement of operations since High Sierra was acquired on June 19, 2012. The operations of Pecos have been included in our consolidated statement of operations since Pecos was acquired on November 1, 2012. The operations of Third Coast have been included in our consolidated statement of operations since Third Coast was acquired on December 31, 2012. The following unaudited pro forma consolidated data below are presented as if the High Sierra, Pecos, and Third Coast acquisitions had been completed on April 1, 2011 (in thousands, except per unit amounts). The pro forma earnings per unit are based on the common and subordinated units outstanding as of March 31, 2013.

	Years Ended March 31,
	2013	2012
Revenues	$5,430,449	$4,789,040
Income from continuing operations	56,366	15,720
Limited partners’ interest in income from continuing operations	53,442	15,704
Basic and diluted earnings from continuing operations per common unit	1.00	0.29
Basic and diluted earnings from continuing operations per subordinated unit	1.00	0.29

The pro forma consolidated data in the table above was prepared by adding the historical results of operations of High Sierra, Pecos, and Third Coast to our historical results of operations and making certain pro forma adjustments. The pro forma adjustments include: (i) replacing the historical depreciation and amortization expense of High Sierra, Pecos, and Third Coast with pro forma depreciation and amortization expense, calculated using the estimated fair values of long-lived assets recorded in the acquisition accounting; (ii) replacing the historical interest expense of High Sierra, Pecos, and Third Coast with pro forma interest expense; and (iii) excluding professional fees and other expenses incurred by us and by the acquirees that were directly related to the acquisitions. In order to calculate pro forma earnings per unit in the table above, we assumed that: (i) the same number of limited partner units outstanding at March 31, 2013 had been outstanding throughout the periods shown in the table, and (ii) all of the common units were eligible for distributions related to the periods shown in the table. The pro forma information is not necessarily indicative of the results of operations that would have occurred if the acquisitions had been completed on April 1, 2011, nor is it necessarily indicative of the future results of the combined operations.

Year Ended March 31, 2012

Osterman

On October 3, 2011, we completed a business combination transaction with Osterman, whereby we acquired retail propane operations in the northeastern United States. We issued 4,000,000 common units and paid $94.9 million of cash, net of cash acquired, in exchange for the assets and operations of Osterman. The agreement also contemplated a post-closing payment of $4.8 million for certain specified working capital items, which was paid in November 2012. We valued the 4 million limited partner common units at $81.9 million based on the closing price of our common units on the closing date ($20.47 per unit). We incurred and charged to general and administrative expense during the year ended March 31, 2012 approximately $772,000 of costs incurred in connection with the Osterman transaction. We also incurred costs related to the equity issuance of approximately $127,000 that we charged to equity. We have included the results of Osterman’s operations in our consolidated financial statements beginning October 3, 2011.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

During the year ended March 31, 2013 we completed the acquisition accounting for this transaction. The following table presents the final allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values (in thousands):

		Estimated
		Allocation
		as of
	Final	March 31,
	Allocation	2012	Revision

Accounts receivable	$9,350	$5,584	$3,766
Inventory	3,869	3,898	(29)
Other current assets	215	212	3

Property, plant and equipment:
Land	2,349	4,500	(2,151)
Tanks and other retail propane equipment (15-20 years)	47,160	55,000	(7,840)
Vehicles (5-20 years)	7,699	12,000	(4,301)
Buildings (30 years)	3,829	6,500	(2,671)
Other equipment (3-5 years)	732	1,520	(788)

Intangible assets:
Customer relationships (20 years)	54,500	62,479	(7,979)
Tradenames (indefinite life)	8,500	5,000	3,500
Non-compete agreements (7 years)	700	—	700

Goodwill	52,267	30,405	21,862
Assumed liabilities	(9,654)	(5,431)	(4,223)
Consideration paid, net of cash acquired	$181,516	$181,667	$(151)

Consideration paid consists of the following (in thousands):

		Estimated
		Allocation
		as of
	Final	March 31,
	Allocation	2012	Revision

Cash paid at closing, net of cash acquired	$94,873	$96,000	$(1,127)
Fair value of common units issued at closing	81,880	81,880	—
Working capital payment (paid in November 2012)	4,763	3,787	976
Consideration paid, net of cash acquired	$181,516	$181,667	$(151)

We have adjusted the March 31, 2012 balances reported in these consolidated financial statements to reflect the final acquisition accounting. These revisions did not have a material impact on the consolidated statements of operations.

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

SemStream

On November 1, 2011, we completed a business combination with SemStream. We entered into this business combination in order to expand our natural gas liquids logistics operations. SemStream contributed substantially all of its natural gas liquids business and assets to us in exchange for 8,932,031 of our limited partner common units and a cash payment of approximately $91.0 million. We have valued the 8.9 million limited partner common units at approximately $184.8 million, based on the closing price of our common units on the closing date ($21.07) reduced by the expected present value of distributions for certain units which were not eligible for full distributions until the quarter ending September 30, 2012. In addition, in exchange for a cash contribution, SemStream acquired a 7.5% interest in our general partner. We incurred and charged to general and administrative expense during the year ended March 31, 2012 approximately $736,000 of costs related to the SemStream transaction. We also incurred costs of approximately $43,000 related to the equity issuance that we charged to equity.

The acquired assets included 12 natural gas liquids terminals in Arizona, Arkansas, Indiana, Minnesota, Missouri, Montana, Washington and Wisconsin, 12 million gallons of above ground propane storage, 3.7 million barrels of underground leased storage for natural gas liquids and a rail fleet of approximately 350 leased and 12 owned cars.

We have included the results of SemStream’s operations in our consolidated financial statements beginning November 1, 2011. The operations of SemStream are reflected in our natural gas liquids logistics segment.

The following table presents the fair values of the assets acquired and liabilities assumed in the SemStream combination (in thousands):

Propane and other natural gas liquids inventory	$104,226
Derivative financial instruments	3,578
Assets held for sale	3,000
Prepaids and other current assets	9,833
Property, plant and equipment:
Land	3,470
Tanks and terminals (20-30 years)	41,434
Vehicles and rail cars (5 years)	470
Other (5 years)	3,326
Investment in capital lease	3,112
Amortizable intangible assets:
Customer relationships (8-15 years)	31,950
Rail car leases (1-4 years)	1,008
Goodwill	74,924
Assumed current liabilities	(4,591)
Consideration paid	$275,740

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired operations and the Partnership, the opportunity to use the acquired businesses as a platform to expand our wholesale marketing operations, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

Pacer Combination

On January 3, 2012, we completed a business combination with Pacer in order to expand our retail propane operations. The combination was funded with cash of $32.2 million and the issuance of 1.5 million common units. We valued the 1.5 million common units based on the closing price of our common units on the closing date. We incurred and charged to general and administrative expense during the year ended March 31, 2012 approximately $710,000 of costs related to the Pacer transaction. We also incurred costs of approximately $64,000 related to the equity issuance that we charged to equity.

The assets contributed by Pacer consist of retail propane operations in Colorado, Illinois, Mississippi, Oregon, Utah and Washington. The contributed assets include 17 owned or leased customer service centers and satellite distribution locations. We have included the results of Pacer’s operations in our consolidated financial statements beginning January 3, 2012. The operations of Pacer are reported within our retail propane segment.

The consideration paid in the Pacer combination consisted of the following (in thousands):

Cash	$32,213
Common units	30,375
$62,588

During the year ended March 31, 2013, we completed the acquisition accounting for this transaction. The following table presents the final allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their fair values (in thousands):

		Estimated
		Allocation
		as of
	Final	March 31,
	Allocation	2012	Revision

Accounts receivable	$4,389	$4,389	$—
Inventory	965	965	—
Other current assets	43	43	—
Property, plant and equipment:
Land	1,967	1,400	567
Tanks and other retail propane equipment (15 - 20 years)	12,793	11,200	1,593
Vehicles (5 years)	3,090	5,000	(1,910)
Buildings (30 years)	409	2,300	(1,891)
Other equipment (3-5 years)	59	200	(141)
Intangible assets:
Customer relationships (15 years)	23,560	21,980	1,580
Tradenames (indefinite life)	2,410	1,000	1,410
Noncompete agreements	1,520	—	1,520
Goodwill	15,782	18,460	(2,678)
Assumed Liabilities	(4,399)	(4,349)	(50)
Consideration paid	$62,588	$62,588	$—

We have adjusted the March 31, 2012 balances reported in these consolidated financial statements to reflect the final acquisition accounting. These revisions did not have a material impact on the consolidated statements of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

North American Combination

On February 3, 2012, we completed a business combination with North American in order to expand our retail propane operations. The combination was funded with cash of $69.8 million. We incurred and charged to general and administrative expense during the year ended March 31, 2012 approximately $1.6 million of costs related to the North American acquisition.

The assets acquired from North American include retail propane and distillate operations in Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, Pennsylvania, and Rhode Island. We have included the results of North American’s operations in our consolidated financial statements beginning on February 3, 2012.

During the year ended March 31, 2013, we completed the acquisition accounting for this transaction. The following table presents the final allocation of the acquisition costs to the assets acquired and liabilities assumed, based on their fair values (in thousands):

		Estimated
		Allocation
		as of
	Final	March 31,
	Allocation	2012	Revision

Accounts receivable	$10,338	$10,338	$—
Inventory	3,437	3,437	—
Other current assets	282	282	—
Property, plant and equipment:
Land	2,251	2,600	(349)
Tanks and other retail propane equipment (15-20 years)	24,790	27,100	(2,310)
Terminal assets (15-20 years)	1,044	—	1,044
Vehicles (5-15 years)	5,819	9,000	(3,181)
Buildings (30 years)	2,386	2,200	186
Other equipment (3-5 years)	634	500	134
Intangible assets:
Customer relationships (10 years)	12,600	9,800	2,800
Tradenames (10 years)	2,700	1,000	1,700
Noncompete agreements (3 years)	700	—	700
Goodwill	13,978	14,702	(724)
Assumed liabilities	(11,129)	(11,129)	—
Consideration paid	$69,830	$69,830	$—

We have adjusted the March 31, 2012 balances reported in these consolidated financial statements to reflect the final acquisition accounting. These revisions did not have a material impact on the consolidated statements of operations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Goodwill represents the excess of the estimated consideration paid for the acquired business over the fair value of the individual assets acquired, net of liabilities. Goodwill primarily represents the value of synergies between the acquired entities and the Partnership, the opportunity to use the acquired businesses as a platform for growth, and the acquired assembled workforce. We estimate that all of the goodwill will be deductible for federal income tax purposes.

We estimated the value of the customer relationship intangible asset using the income approach, which uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. We estimated the useful life of the customer relationships by reference to historical customer retention data.

Other Acquisitions

During the year ended March 31, 2012, we closed three additional acquisitions for cash payments of approximately $6.4 million on a combined basis. We also assumed $0.6 million in long-term debt in the form of non-compete agreements. These operations have been included in our results of operations since the acquisition dates, and have not been material to our consolidated financial statements.

Six Months Ended March 31, 2011

As discussed in Note 1, we purchased the retail propane operations of Hicksgas LLC and Gifford in October 2010 as part of our formation transactions. The following table presents the allocation of the acquisition cost to the assets acquired and liabilities assumed, based on their estimated fair values, in the acquisition of the retail propane businesses of Hicksgas LLC and Gifford described above (in thousands):

Accounts receivable	$5,669
Inventory	6,182
Prepaid expenses and other current assets	2,600
14,451
Property, plant, and equipment:
Land	2,666
Tanks and other retail propane equipment (15 year life)	23,016
Vehicles (5 year life)	6,599
Buildings (30 year life)	7,053
Office equipment (5 year life)	523
Amortizable intangible assets:
Customer relationships (15 year life)	2,170
Non-compete agreements (5 year life)	550
Tradenames (indefinite-life intangible asset)	830
Goodwill (retail propane segment)	3,716
Total assets acquired	61,574

Accounts payable	1,837
Customer advances and deposits	12,089
Accrued and other current liabilities	2,152
16,078

Long-term debt	5,768
Other long-term liabilities	274
Total liabilities assumed	22,120

Net assets acquired	$39,454

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Goodwill was warranted because these acquisitions enhanced our retail propane operations. We expect all of the goodwill acquired to be tax deductible. We do not believe that the acquired intangible assets will have any significant residual value at the end of their useful life.

The total acquisition cost was $39.5 million, consisting of cash of approximately $17.2 million and the issuance of 4,154,757 common units valued at $22.3 million. The units issued to the shareholders of Hicksgas LLC in the formation transaction were valued at $5.37 per unit, the price paid by unrelated parties for the common units they acquired near the transaction date.

The operations of Hicksgas LLC and Gifford have been included in our statements of operations since acquisition in October 2010. For convenience, and because the impact was not significant, we have accounted for the acquisition as it if occurred on October 1, 2010.

Note 5 - Property, Plant and Equipment

Property, plant and equipment consists of the following at March 31, 2013 and 2012:

		2012
Description and Depreciable Life	2013	(Note 4)
	(in thousands)
Natural gas liquids terminal assets (30 years)	$63,637	$62,024
Retail propane equipment (5-20 years)	152,802	119,972
Vehicles (5-10 years)	85,200	26,372
Water treatment facilities and equipment (3-30 years)	91,601	—
Crude oil tanks and loading facilities (2-30 years)	21,308	—
Barges and towboats (20 years)	21,135	—
Information technology equipment (3-5 years)	12,169	4,347
Buildings and leasehold improvements (5-30 years)	48,394	14,651
Land	21,604	13,084
Other (3-10 years)	17,288	3,108
Construction in progress	31,926	679
	567,064	244,237
Less: Accumulated depreciation	(50,127)	(12,843)
Property, plant and equipment, net	$516,937	$231,394

Depreciation expense was as follows for the periods indicated:

NGL Energy Partners LP			NGL Supply
Year	Year	Six Months	Six Months
Ended	Ended	Ended	Ended
March 31,	March 31,	March 31,	September 30,
2013	2012	2011	2010
(in thousands)
$39,196	$10,573	$2,848	$998

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 6 - Goodwill

Changes to goodwill were as follows for the periods indicated:

	NGL Energy Partners LP			NGL Supply
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
	(in thousands)
Beginning of period, as retrospectively adjusted (Note 4)	$167,245	$8,568	$4,580	$4,457
Goodwill from acquisitions, including additional consideration paid for previous acquisitions	395,901	158,677	3,988	123
End of period, as retrospectively adjusted (Note 4)	$563,146	$167,245	$8,568	$4,580

Goodwill by segment at end of period:
Crude oil logistics	$244,073	$—	$—	$—
Water services	119,668	—	—	—
Retail propane	112,269	90,287	6,534	2,546
Natural gas liquids logistics	87,136	76,958	2,034	2,034

Note 7 - Intangible Assets

Intangible assets consist of the following:

		March 31, 2013		March 31, 2012
				(Note 4)
		Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amortizable Lives	Amount	Amortization	Amount	Amortization
		(in thousands)
Amortizable -
Customer relationships	5-20 years*	$407,835	$30,959	$128,071	$3,868
Lease and other agreements	1-8 years	15,210	7,018	2,810	1,545
Non-compete agreements	2-7 years	11,855	2,871	5,033	919
Trade names	3-10 years	2,784	326	2,700	—
Debt issuance costs	5-10 years	19,494	2,981	7,310	1,842
Total amortizable		457,178	44,155	145,924	8,174
Non-amortizable -
Trade names	Indefinite	29,580	—	11,740	—
Total		$486,758	$44,155	$157,664	$8,174

*  The weighted-average amortization period for customer relationship intangible assets is approximately 11 years.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Amortization expense was as follows for the periods indicated:

	NGL Energy Partners LP			NGL Supply
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
Recorded in	2013	2012	2011	2010
	(in thousands)
Depreciation and amortization	$29,657	$4,538	$593	$391
Interest expense	3,375	1,277	565	36
Loss on early extinguishment of debt	5,769	—	—	—
Cost of sales - natural gas liquids logistics	5,285	800	400	400
	$44,086	$6,615	$1,558	$827

Future amortization expense of our intangible assets is estimated to be as follows (in thousands):

Year Ending March 31,
2014	$44,485
2015	43,137
2016	41,396
2017	39,567
2018	34,234
Thereafter	210,204
$413,023

Note 8 - Long-Term Obligations

We have the following long-term debt:

	March 31,
	2013	2012
	(in thousands)
Revolving credit facility —
Expansion capital loans	$441,500	$—
Working capital loans	36,000	—
Previous revolving credit facility —
Acquisition loans	—	186,000
Working capital loans	—	28,000
Senior notes	250,000	—
Other notes payable	21,562	4,711
	749,062	218,711

Less current maturities	8,626	19,534
Long-term debt	$740,436	$199,177

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

On June 19, 2012, we entered into a credit agreement (the “Credit Agreement”) with a syndicate of banks. The Credit Agreement includes a revolving credit facility to fund working capital needs (the “Working Capital Facility”) and a revolving credit facility to fund acquisitions and expansion projects (the “Expansion Capital Facility”). Also on June 19, 2012, we entered into a note purchase agreement (the “Note Purchase Agreement”) whereby we issued $250 million of Senior Notes in a private placement (the “Senior Notes”). We used the proceeds from the issuance of the Senior Notes and borrowings under the Credit Agreement to repay existing debt and to fund the merger with High Sierra.

Credit Agreement

The Working Capital Facility had a total capacity of $242.5 million for cash borrowings and letters of credit at March 31, 2013. At March 31, 2013, we had outstanding cash borrowings of $36.0 million and outstanding letters of credit of $60.1 million on the Working Capital Facility, leaving a remaining capacity of $146.4 million at March 31, 2013. The Expansion Capital Facility had a total capacity of $527.5 million for cash borrowings at March 31, 2013. At March 31, 2013, we had outstanding cash borrowings of $441.5 million on the Expansion Capital Facility, leaving a remaining capacity of $86.0 million at March 31, 2013. The capacity available under the Working Capital Facility may be limited by a “borrowing base”, as defined in the Credit Agreement, which is calculated based on the value of certain working capital items at any point in time. At March 31, 2013, the borrowing base provisions of the Credit Agreement did not have any impact on the capacity available under the Working Capital Facility.

During May 2013, we entered into an amendment to the Credit Agreement that increased the total capacity on the Working Capital Facility from $242.5 million to $325.0 million and increased the total capacity on the Expansion Capital Facility from $527.5 million to $725.0 million. We paid approximately $2.1 million of fees related to this amendment to the Credit Agreement.

The commitments under the Credit Agreement expire on June 19, 2017. We have the right to pre-pay outstanding borrowings under the Credit Agreement without incurring any penalties, and pre-payments of principal may be required if we enter into certain transactions to sell assets or obtain new borrowings.

All borrowings under the Credit Agreement bear interest, at our option, at (i) an alternate base rate plus a margin of 1.75% to 2.75% per annum or (ii) an adjusted LIBOR rate plus a margin of 2.75% to 3.75% per annum. The applicable margin is determined based on our consolidated leverage ratio, as defined in the Credit Agreement. At March 31, 2013, the interest rate in effect on outstanding LIBOR borrowings was 3.21%, calculated as the LIBOR rate of 0.21% plus a margin of 3.0%. At March 31, 2013, interest rate in effect on outstanding base rate borrowings was 5.25%, calculated as the base rate of 3.25% plus a margin of 2.0%. Commitment fees are charged at a rate ranging from 0.38% to 0.50% on any unused credit. The Credit Agreement is secured by substantially all of our assets.

The Credit Agreement specifies that our “leverage ratio,” as defined in the Credit Agreement, cannot exceed 4.25 to 1.0 at any quarter end. At March 31, 2013, our leverage ratio was approximately 3.0 to 1. The Credit Agreement also specifies that our “interest coverage ratio,” as defined in the Credit Agreement, cannot be less than 2.75 to 1 as of the last day of any fiscal quarter. At March 31, 2013, our interest coverage ratio was approximately 7.0 to 1.

The Credit Agreement contains various customary representations, warranties, and additional covenants, including, without limitation, limitations on fundamental changes and limitations on indebtedness and liens. Our obligations under the Credit Agreement may be accelerated following certain events of default (subject to applicable cure periods), including, without limitation, (i) the failure to pay principal or interest when due, (ii) a breach by the Partnership or its subsidiaries of any material representation or warranty or any covenant made in the Credit Agreement, or (iii) certain events of bankruptcy or insolvency.

At March 31, 2013, we were in compliance with all covenants under the Credit Agreement.

Senior Notes

The Senior Notes have an aggregate principal amount of $250.0 million and bear interest at a fixed rate of 6.65%. Interest is payable quarterly. The Senior Notes are required to be repaid in semi-annual installments of $25.0 million beginning on December 19, 2017 and ending on the maturity date of June 19, 2022. We have the option to pre-pay outstanding principal, although we would incur a pre-payment penalty. The Senior Notes are secured by substantially all of our assets and rank equal in priority with borrowings under the Credit Agreement.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

The Note Purchase Agreement contains various customary representations, warranties, and additional covenants that, among other things, limit our ability to (subject to certain exceptions): (i) incur additional debt, (ii) pay dividends and make other restricted payments, (iii) create or permit certain liens, (iv) create or permit restrictions on the ability of certain of our subsidiaries to pay dividends or make other distributions to us, (v) enter into transactions with affiliates, (vi) enter into sale and leaseback transactions and(vii) consolidate or merge or sell all or substantially all or any portion of our assets. In addition, the Note Purchase Agreement contains the same leverage ratio and interest coverage ratio requirements as our Credit Agreement, which is described above.

The Note Purchase Agreement provides for customary events of default that include, among other things (subject in certain cases to customary grace and cure periods): (i) non-payment of principal or interest, (ii) breach of certain covenants contained in the Note Purchase Agreement or the Senior Notes, (iii) failure to pay certain other indebtedness or the acceleration of certain other indebtedness prior to maturity if the total amount of such indebtedness unpaid or accelerated exceeds $10 million, (iv) the rendering of a judgment for the payment of money in excess of $10 million, (v) the failure of the Note Purchase Agreement, the Senior Notes, or the guarantees by the subsidiary guarantors to be in full force and effect in all material respects and (vi) certain events of bankruptcy or insolvency. Generally, if an event of default occurs (subject to certain exceptions), the trustee or the holders of at least 51% in aggregate principal amount of the then outstanding Senior Notes of any series may declare all of the Senior Notes of such series to be due and payable immediately.

At March 31, 2013, we were in compliance with all covenants under the Note Purchase Agreement.

Previous Credit Facilities

On June 19, 2012, we made a principal payment of $306.8 million to retire our previous revolving credit facility. Upon retirement of this facility, we wrote off the portion of the debt issuance cost asset that had not yet been amortized. This expense is reported as “Loss on early extinguishment of debt” in our consolidated statement of operations for the year ended March 31, 2013.

Balances Outstanding and Rates

At March 31, 2013, our outstanding borrowings and interest rates under our revolving credit facility were as follows (dollars in thousands):

	Amount	Rate

Expansion capital facility —
LIBOR borrowings	$441,500	3.21%
Working capital facility —
LIBOR borrowings	20,000	3.21%
Base rate borrowings	16,000	5.25%

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Other Notes Payable

We have executed various non-interest bearing notes, payable primarily related to acquisitions described in Note 4. We also acquired certain notes payable in our acquisition of Pecos that relate to equipment financing; the interest rates on these notes payable range from 2.6% to 4.9% at March 31, 2013.

Debt Maturity Schedule

The future maturities of our long-term debt are as follows as of March 31, 2013 (in thousands):

	Revolving		Other
	Credit	Senior	Notes
Year ending March 31,	Facility	Notes	Payable	Total

2014	$—	$—	$8,626	$8,626
2015	—	—	6,456	6,456
2016	—	—	3,088	3,088
2017	—	—	2,091	2,091
2018	477,500	25,000	1,182	503,682
Thereafter	—	225,000	119	225,119
	$477,500	$250,000	$21,562	$749,062

Note 9 - Income Taxes

NGL Energy Partners LP

We believe that we qualify as a partnership for income tax purposes. As such, we generally do not pay U.S. Federal income tax. Rather, each owner reports his or her share of our income or loss on his or her individual tax return. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined, as we do not have access to information regarding each partner’s basis in the Partnership.

We have two taxable corporate subsidiaries in the United States and three taxable corporate subsidiaries in Canada. The income tax provision reported in our consolidated statements of operations relates primarily to these subsidiaries.

A publicly-traded partnership is required to generate at least 90% of its gross income (as defined for federal income tax purposes) from certain qualifying sources. Income generated by our taxable corporate subsidiaries is excluded from this qualifying income calculation. Although we routinely generate income outside of our corporate subsidiaries that is non-qualifying, we believe that at least 90% of our gross income has been qualifying income for both of the calendar years since our initial public offering.

NGL Supply

NGL Supply’s income tax benefit of $1.4 million for the six months ended September 30, 2010 consisted primarily of U.S. federal deferred income taxes. This provision approximated the U.S. federal statutory rate of 35%.

Uncertain Tax Positions

We evaluate uncertain tax positions for recognition and measurement in the consolidated financial statements. To recognize a tax position, we determine whether it is more likely than not that the tax positions will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. A tax position that meets the more likely than not threshold is measured to determine the amount of benefit to be recognized in the consolidated financial statements. The amount of tax benefit recognized with respect to any tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. We had no material uncertain tax positions that required recognition in the consolidated financial statements at March 31, 2013 or 2012. Any interest or penalties would be recognized as a component of income tax expense. We consider NGL Supply’s open tax years to be 2008 through 2010; however, we are not responsible for any tax obligation related to such open tax years.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 10 - Commitments and Contingencies

Legal Contingencies

We are party to various claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of our management, the ultimate resolution of these claims, legal actions, and complaints, after consideration of amounts accrued, insurance coverage, and other arrangements, will not have a material adverse effect on our consolidated financial position, results of operations or cash flows. However, the outcome of such matters is inherently uncertain, and estimates of our consolidated liabilities may change materially as circumstances develop.

In September 2010, Pemex Exploracion y Produccion (“Pemex”) filed a lawsuit in the United States District Court for the Southern District of Texas against a number of defendants, including High Sierra. Pemex alleged that High Sierra and the other defendants purchased condensate from a source that had acquired the condensate illegally from Pemex. We do not believe that High Sierra had knowledge at the time of the purchases of the condensate that such condensate was allegedly sold illegally to High Sierra and others. During March 2013, we settled this litigation for $3.1 million, which we recorded as a liability in the final accounting for our acquisition of High Sierra.

In May 2010, two lawsuits were filed in Kansas and Oklahoma by numerous oil and gas producers (the “Associated Producers”), asserting that they were entitled to enforce lien rights on crude oil purchased by High Sierra and other defendants. These cases were subsequently transferred to the United States Bankruptcy Court for the District of Delaware. During March 2013, we settled this litigation for an insignificant amount.

Customer Dispute

A customer of our crude oil logistics segment has disputed the transportation rate schedule we used to bill the customer for services that we provided from November 2012 through February 2013, which was the same rate schedule that Pecos used to bill the customer from April 2011 through October 2012 (prior to our acquisition of Pecos). The customer has not paid $2.2 million of the amount we charged for services subsequent to our acquisition of Pecos. In May 2013, we filed a petition in the District Court of Harris County, Texas seeking to collect these unpaid fees from the customer. Later in May 2013, the customer filed an answer and counterclaim seeking to recover $5.5 million that it paid to Pecos prior to our acquisition of Pecos. We have not recorded revenue for the $2.2 million of unpaid fees charged subsequent to our acquisition of Pecos, pending resolution of the dispute. We are not able to reliably predict the outcome of this dispute at this time, but we do not believe the outcome will have a material adverse effect on our consolidated financial position or results of operations.

Canadian Fuel and Sales Taxes

The taxing authority of a province in Canada recently completed an audit of fuel and sales tax payments, and concluded that High Sierra should have collected from customers and remitted to the taxing authority approximately $14.9 million of fuel taxes and sales taxes on certain historical sales. High Sierra had not collected and remitted fuel and sales taxes on these transactions, as High Sierra believed the transactions were exempt from these taxes. We are in the process of gathering information to support High Sierra’s position that the transactions were exempt from the taxes, which we believe could substantially reduce the amount of the tax assessed. If we are unsuccessful in demonstrating that these transactions were exempt, we would be required to remit payment to the taxing authority; however, we expect we would be able to recover these payments from the customers pursuant to the terms of our contracts with the customers. Although the outcome of this matter is not certain at this time, we do not believe the ultimate resolution of this matter will have a material adverse effect on our consolidated financial position or results of operations. We recorded in the acquisition accounting for the merger with High Sierra a liability of $14.9 million, which is the full amount assessed, and a receivable of $14.1 million, which represents the amount we would expect to recover from the customers in the event we are ultimately required to pay the taxes assessed.

Environmental Matters

Our operations are subject to extensive federal, state, and local environmental laws and regulations. Although we believe our operations are in substantial compliance with applicable environmental laws and regulations, risks of additional costs and liabilities are inherent in our business, and there can be no assurance that significant costs will not be incurred. Moreover, it is possible that other developments, such as increasingly stringent environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations, could result in substantial costs. Accordingly, we have adopted policies, practices, and procedures in the areas of pollution control, product safety, occupational health, and the handling, storage, use, and

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

disposal of hazardous materials designed to prevent material environmental or other damage, and to limit the financial liability that could result from such events. However, some risk of environmental or other damage is inherent in our business.

Asset Retirement Obligations

We have recorded an asset retirement obligation liability of $1.5 million at March 31, 2013. This liability is related to the wastewater disposal assets and crude oil pipeline injection facilities for which we have contractual and regulatory obligations to perform remediation and, in some instances, dismantlement and removal activities when the assets are abandoned.

In addition to the obligations described above, we may be obligated to remove facilities or perform other remediation upon retirement of certain other assets. However, we do not believe the present value of these asset retirement obligations, under current laws and regulations, after taking into consideration the estimated lives of our facilities, is material to our consolidated financial position or results of operations.

Operating Leases

We have executed various non-cancelable operating lease agreements for product storage, office space, vehicles, real estate, and equipment. Future minimum lease payments under contractual commitments as of March 31, 2013 are as follows (in thousands):

Year Ending March 31,
2014	$55,065
2015	38,283
2016	31,297
2017	29,005
2018	21,520
Thereafter	36,268
Total	$211,438

Rental expense relating to operating leases was as follows for the periods indicated (in thousands):

Year ended March 31, 2013	$51,354
Year ended March 31, 2012	5,202
Six months ended March 31, 2011	838
Six months ended September 30, 2010	676

Sales and Purchase Contracts

We have entered into sales and purchase contracts for natural gas liquids (including propane, butane, and ethane) and crude oil to be delivered in future periods. These contracts require that the parties physically settle the transactions with inventory. At March 31, 2013, we had the following such commitments outstanding:

	Volume	Value
	(in thousands)
Natural gas liquids fixed-price purchase commitments (gallons)	84,159	$76,386
Natural gas liquids floating-price purchase commitments (gallons)	540,518	604,584
Natural gas liquids fixed-price sale commitments (gallons)	102,071	100,246
Natural gas liquids floating-price sale commitments (gallons)	262,143	339,757

Crude oil fixed-price purchase commitments (barrels)	3,382	303,819
Crude oil fixed-price sale commitments (barrels)	5,642	504,505

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

We account for the contracts shown in the table above as normal purchases and normal sales. Under this accounting policy election, we do not record the contracts at fair value at each balance sheet date; instead, we record the purchase or sale at the contracted value once the delivery occurs.

Certain of the forward purchase and sale contracts shown in the table above were acquired in the June 2012 merger with High Sierra. We recorded these contracts at their estimated fair values at the merger date, and we are amortizing these assets and liabilities to cost of sales over the remaining terms of the contracts. At March 31, 2013, the unamortized balances included in our consolidated balance sheet were as follows (in thousands):

Current assets	$3,124
Current liabilities	(586)
Net assets	$2,538

The following table summarizes the amortization expense (income) we have recorded, and the amortization expense (income) we expect to record, to cost of sales related to the forward purchase and sale contracts acquired in the merger with High Sierra (in thousands):

	Natural Gas Liquids	Crude Oil
	Logistics Segment	Logistics Segment	Total

Year ended March 31, 2013	$14,587	$(1,089)	$13,498
Year ending March 31, 2014	2,701	(163)	2,538
Total expense (income)	$17,288	$(1,252)	$16,036

Note 11 — Equity

Partnership Equity

The Partnership’s equity consists of a 0.1% general partner interest and a 99.9% limited partner interest. Limited partner equity includes common and subordinated units. The common and subordinated units share equally in the allocation of income or loss. The principal difference between common and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

The subordination period will end on the first business day after we have earned and paid the minimum quarterly distribution on each outstanding common unit and subordinated unit and the corresponding distribution on the general partner interest for each of three consecutive, non-overlapping four-quarter periods ending on or after June 30, 2014. Also, if we have earned and paid at least 150% of the minimum quarterly distribution on each outstanding common unit and subordinated unit, the corresponding distribution on the general partner interest and the related distribution on the incentive distribution rights for each calendar quarter in a four-quarter period, the subordination period will terminate automatically. The subordination period will also terminate automatically if the general partner is removed without cause and the units held by the general partner and its affiliates are not voted in favor of removal. When the subordination period lapses or otherwise terminates, all remaining subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages.

Our general partner is not obligated to make any additional capital contributions or to guarantee or pay any of our debts and obligations.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Conversion of Common Units to Subordinated Units

In addition, on May 11, 2011 we converted 5,919,346 of our common units to subordinated units. The unaudited pro forma impact of this unit conversion on our limited partner equity as of March 31, 2011 and earnings per unit information for the six months ended March 31, 2011, assuming the conversion occurred on October 1, 2010, is as follows:

	Historical		Unaudited Pro Forma
	Units	Amount	Units	Amount
	(U.S. Dollars in thousands, except per unit amounts)
Limited Partner Equity —
Common units	10,933,568	$47,225	5,014,222	$21,658
Subordinated units	—	—	5,919,346	25,567
	10,933,568	$47,225	10,933,568	$47,225
Earnings per unit, basic and diluted —
Common units		$1.16		$1.16
Subordinated units		$—		$1.16

Initial Public Offering

On May 11, 2011, we sold a total of 4,025,000 common units in our initial public offering (IPO) at $21.00 per unit. Our proceeds from the sale of 3,850,000 common units of $71.9 million, net of offering costs of approximately $9.0 million, were used to repay advances under our acquisition credit facility and for general partnership purposes. Proceeds from the sale of 175,000 common units ($3.4 million) were used to purchase 175,000 of the common units outstanding prior to our initial public offering.

Upon the completion of our IPO, our limited partner equity consisted of 8,864,222 common units and 5,919,346 subordinated units.

Common Units Issued in Business Combinations

As described in Note 4, we issued common units as partial consideration for several acquisitions. These are summarized below:

Osterman combination	4,000,000
SemStream combination	8,932,031
Pacer combination	1,500,000
Total - year ended March 31, 2012	14,432,031

High Sierra combination	20,703,510
Retail propane combinations	850,676
Water services combination	516,978
Pecos combination	1,834,414
Third Coast combination	344,680
Total - year ended March 31, 2013	24,250,258

In connection with the completion of these transactions, we amended our Registration Rights Agreement, which provides for certain registration rights for certain holders of our common units.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Distributions

Our general partner has adopted a cash distribution policy that will require us to pay a quarterly distribution to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to the general partner and its affiliates, referred to as “available cash,” in the following manner:

•                  First, 99.9% to the holders of common units and 0.1% to the general partner, until each common unit has received the specified minimum quarterly distribution, plus any arrearages from prior quarters.

•                  Second, 99.9% to the holders of subordinated units and 0.1% to the general partner, until each subordinated unit has received the specified minimum quarterly distribution.

•                  Third, 99.9% to all unitholders, pro rata, and 0.1% to the general partner.

The general partner will also receive, in addition to distributions on its 0.1% general partner interest, additional distributions based on the level of distributions paid to the limited partners. These distributions are referred to as “incentive distributions.”  Our minimum quarterly distribution is $0.3375 per unit ($1.35 per unit on an annual basis).

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit.” The percentage interests shown for our unitholders and our general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 0.1% general partner interest, assume our general partner has contributed any additional capital necessary to maintain its 0.1% general partner interest and has not transferred its incentive distribution rights and there are no arrearages on common units.

					Marginal Percentage Interest In
	Total Quarterly				Distributions
	Distribution per Unit				Unitholders	General Partner
Minimum quarterly distribution				$0.3375	99.9%	0.1%
First target distribution	above	$0.3375	up to	$0.388125	99.9%	0.1%
Second target distribution	above	$0.388125	up to	$0.421875	86.9%	13.1%
Third target distribution	above	$0.421875	up to	$0.50625	76.9%	23.1%
Thereafter	above	$0.50625			51.9%	48.1%

There were no distributions during the six months ended March 31, 2011. Subsequent to March 31, 2011 and prior to our initial public offering, a distribution of $3.85 million ($0.35 per common unit) was declared for the unitholders as of March 31, 2011. The distribution was paid on May 5, 2011.

The following table summarizes the distributions declared subsequent to our initial public offering:

			Amount	Amount Paid to	Amount Paid to
Date Declared	Record Date	Date Paid	Per Unit	Limited Partners	General Partner
				(in thousands)	(in thousands)
July 25, 2011	August 3, 2011	August 12, 2011	$0.1669	$2,467	$3
October 21, 2011	October 31, 2011	November 14, 2011	0.3375	4,990	5
January 24, 2012	February 3, 2012	February 14, 2012	0.3500	7,735	10
April 18, 2012	April 30, 2012	May 15, 2012	0.3625	9,165	10
July 24, 2012	August 3, 2012	August 14, 2012	0.4125	13,574	134
October 17, 2012	October 29, 2012	November 14, 2012	0.4500	22,846	707
January 24, 2013	February 4, 2013	February 14, 2013	0.4625	24,245	927
April 25, 2013	May 6, 2013	May 15, 2013	0.4775	25,605	1,189

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Several of our business combination agreements contained provisions that temporarily limited the distributions to which the newly-issued units were entitled. The following table summarizes the number of equivalent units that were not eligible to receive a distribution on each of the record dates:

Equivalent
Units Not
Record Date	Eligible
August 3, 2011	—
October 31, 2011	4,000,000
February 3, 2012	7,117,031
April 30, 2012	3,932,031
August 3, 2012	17,862,470
October 29, 2012	516,978
February 4, 2013	1,202,085
May 6, 2013	—

Equity-Based Incentive Compensation

Our general partner has adopted the NGL Energy Partners LP 2011 Long-Term Incentive Plan for the employees and directors of our general partner and its affiliates who perform services for us. The Long-Term Incentive Plan allows for the issuance of restricted units, phantom units, unit options, unit appreciation rights and other unit-based awards, as discussed below. The number of common units that may be delivered pursuant to awards under the plan is limited to 10% of the issued and outstanding common and subordinated units. The maximum number of units deliverable under the plan automatically increases to 10% of the issued and outstanding common and subordinated units immediately after each issuance of common units, unless the plan administrator determines to increase the maximum number of units deliverable by a lesser amount. Units withheld to satisfy tax withholding obligations will not be considered to be delivered under the Long-Term Incentive Plan. In addition, if an award is forfeited, canceled, exercised, paid or otherwise terminates or expires without the delivery of units, the units subject to such award will again be available for new awards under the Long-Term Incentive Plan. Common units to be delivered pursuant to awards under the Long-Term Incentive Plan may be newly issued common units, common units acquired by us in the open market, common units acquired by us from any other person, or any combination of the foregoing. If we issue new common units with respect to an award under the Long-Term Incentive Plan, the total number of common units outstanding will increase.

During the year ended March 31, 2013, the Board of Directors of our general partner granted certain restricted units to employees and directors, which will vest in tranches, subject to the continued service of the recipients. The awards may also vest in the event of a change in control, at the discretion of the Board of Directors. No distributions will accrue to or be paid on the restricted units during the vesting period.

The following table summarizes the restricted unit activity during the year ended March 31, 2013:

Units granted	1,684,400
Units vested and issued	(156,802)
Units withheld for employee taxes	(61,698)
Units forfeited	(21,000)
Unvested restricted units at March 31, 2013	1,444,900

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

The scheduled vesting of the awards is summarized below:

Vesting Date	Number of Awards

July 1, 2013	377,300
July 1, 2014	360,800
July 1, 2015	272,300
July 1, 2016	263,500
July 1, 2017	169,000
July 1, 2018	2,000
Total unvested units at March 31, 2013	1,444,900

For the 218,500 awards that vested on January 1, 2013, we issued 156,802 common units to the recipients and we recorded an increase to equity of $3.7 million. We withheld 61,698 common units, in return for which we paid $1.4 million of withholding taxes on behalf of the recipients.

The weighted-average fair value of the awards was $23.01 at March 31, 2013, which was calculated as the closing price of the common units on March 31, 2013, adjusted to reflect the fact that the restricted units are not entitled to distributions during the vesting period. The impact of the lack of distribution rights during the vesting period was estimated using the value of the most recent distribution and assumptions that a market participant might make about future distribution growth.

We record the expense for each tranche on a straight-line basis over the period beginning with the vesting of the previous tranche and ending with the vesting of the tranche. We adjust the cumulative expense recorded through the reporting date using the estimated fair value of the awards at the reporting date. We recorded $10.1 million of expense related to these awards during the year ended March 31, 2013. We account for these as liability awards; the balance in accrued expenses and other payables on our consolidated balance sheet at March 31, 2013 includes $5.0 million related to these awards. We estimate that the expense we will record on the unvested awards as of March 31, 2013 will be as follows (in thousands), after taking into consideration an estimate of forfeitures of approximately 71,000 units. For purposes of this calculation, we have used the closing price of the common units on March 31, 2013.

Year ending March 31,
2014	$12,168
2015	7,516
2016	6,559
2017	4,613
2018	1,040
2019	15
Total	$31,911

As of March 31, 2013, 3,760,539 units remain available for issuance under the Long-Term Incentive Plan.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Equity of NGL Supply

As of March 31, 2010, NGL Supply’s authorized capital consisted of 1,000 shares of preferred stock (discussed below) and 100,000 shares of Class A common stock, $10 par value per share. During the six months ended September 30, 2010, 650 outstanding stock options were exercised for a total consideration of $1.4 million, which was paid in October 2010.

The changes in net equity of NGL Supply for the period of September 30, 2010 to October 14, 2010 were as follows (in thousands):

Net equity at September 30, 2010	$36,811
Collection of stock option receivable	1,430
Net tax obligations of NGL Supply not assumed by the Partnership	3,120
Distribution to previous shareholders	(40,000)
Other	(109)
Net carrying value of assets and liabilities contributed by NGL Supply	$1,252

Redeemable Preferred Stock

NGL Supply had 1,000 shares of its Series A Preferred Stock outstanding at March 31, 2010. The preferred shares were redeemable at $3,000 per share plus dividends in arrears at the option of the shareholder with 30 days notice. These preferred shares have been separately classified in the consolidated statement of changes in equity at their purchased amount which is also the redeemable cost at March 31, 2010. On May 17, 2010, NGL Supply redeemed all of the preferred stock at the stated value plus accrued dividends for approximately $3.0 million.

Common Stock Dividends

On June 30, 2010, NGL Supply paid a dividend to the owners of its common stock of $7.0 million.

Note 12 - Fair Value of Financial Instruments

Our cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other current liabilities (excluding derivative instruments) are carried at amounts which reasonably approximate their fair values due to their short-term nature. The carrying amounts of our debt obligations reasonably approximate their fair values at March 31, 2013, as most of our debt is subject to terms that were recently negotiated.

Commodity Derivatives

The following table summarizes the estimated fair values of the commodity derivative assets (liabilities) reported on the consolidated balance sheet at March 31, 2013:

	Derivative	Derivative
	Assets	Liabilities
	(in thousands)
Level 1 measurements	$947	$(3,324)
Level 2 measurements	9,911	(13,280)
	10,858	(16,604)

Netting of counterparty contracts	(3,503)	3,503
Cash collateral provided or held	(1,760)	400
Commodity contracts reported on consolidated balance sheet	$5,595	$(12,701)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

The following table summarizes the estimated fair values of the commodity derivative assets (liabilities) reported on the consolidated balance sheet at March 31, 2012:

	Derivative	Derivative
	Assets	Liabilities
	(in thousands)
Level 1 measurements	$—	$—
Level 2 measurements	—	(36)
	—	(36)

Netting of counterparty contracts	—	—
Cash collateral provided or held	—	—
Commodity contracts reported on consolidated balance sheet	$—	$(36)

The commodity derivative assets (liabilities) are reported in the following accounts on the consolidated balance sheets:

	March 31,	March 31,
	2013	2012
	(in thousands)
Prepaid expenses and other current assets	$5,551	$—
Other noncurrent assets	44	—
Accrued expenses and other payables	(12,701)	(36)
Net liability	$(7,106)	$(36)

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

The following table sets forth our open commodity derivative contract positions at March 31, 2013 and 2012. We do not account for these derivatives as hedges.

Contracts	Settlement Period	Total Notional Units (Barrels)	Fair Value of Net Assets (Liabilities)
		(in thousands)
As of March 31, 2013 -
Propane swaps (1)	April 2013 - March 2014	(282)	$3,197
Heating oil calls and futures (2)	May 2013 - June 2013	8	79
Crude swaps (3)	April 2013 - June 2014	(91)	153
Crude - butane spreads (4)	April 2013 - March 2014	(1,116)	(7,651)
Crude forwards (5)	April 2013 - March 2014	(144)	1,033
Butane forwards (6)	April 2013 - March 2014	1,546	(2,557)
			(5,746)
Net cash collateral held			(1,360)
Net fair value of commodity derivatives on consolidated balance sheet			$(7,106)

As of March 31, 2012 -
Propane swaps	April 2012 - March 2013	(460)	$(36)

(1)         Propane swaps — Our natural gas liquids logistics segment routinely purchases inventory during the warmer months and stores the inventory for sale in the colder months. The contracts listed in this table as “propane swaps” represent financial derivatives we have entered into as an economic hedge against the risk that propane prices will decline while we are holding the inventory.

(2)         Heating oil calls and futures — Our retail segment offers our customers the opportunity to purchase a specified volume of heating oil at a fixed price. The contracts listed in this table as “heating oil calls and futures” represent financial derivatives we have entered into as an economic hedge against the risk that heating oil prices will rise between the time we entered into the fixed price sale commitment with the customers and the time we will the purchase heating oil to sell to the customers.

(3)         Crude swaps — Our crude oil logistics segment routinely enters into crude oil purchase and sale contracts that are priced based on a crude oil index. These indices may vary in the type or location of crude oil, or in the timing of delivery within a given month. The contracts listed in this table as “crude swaps” represent hedges against the risk that changes in the different index prices would reduce the margins between the purchase and the sale transactions.

(4)         Crude-butane spreads — Our natural gas liquids logistics segment enters into forward contracts to sell butane at a price that will be calculated as a specified percentage of a crude oil index at the delivery date. The contracts listed in this table as “crude — butane spreads” represent financial derivatives we have entered into as economic hedges against the risk that the spread between butane prices and crude prices will narrow between the time we entered into the butane forward sale contracts and the expected delivery dates.

(5)         Crude forwards — Our crude oil logistics segment routinely purchases crude oil inventory to enable us to fulfill future orders expected to be placed by our customers. The contracts listed in this table as “crude forwards” represent financial derivatives we have entered into as an economic hedge against the risk that crude oil prices will decline while we are holding inventory.

(6)         Butane forwards — Our natural gas liquids logistics segment routinely purchases butane inventory to enable us to fulfill future orders expected to be placed by our customers. The contracts listed in this table as “butane forwards” represent

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

financial derivatives we have entered into as an economic hedge against the risk that butane prices will decline while we are holding inventory.

We recorded the following net gains (losses) from our commodity and interest rate derivatives during the periods indicated:

	NGL Energy Partners LP			NGL Supply
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
	(in thousands)
Commodity contracts -
Unrealized gain (loss)	$(5,275)	$(4,384)	$1,357	$(200)
Realized gain	899	10,351	111	426
Interest rate swaps	(5)	(291)	224	—
Total	$(4,381)	$5,676	$1,692	$226

The commodity contract gains and losses are included in cost of sales in the consolidated statements of operations.

Interest Rate Swap Agreement

We have entered into an interest rate swap agreement to hedge the risk of interest rate fluctuations on our long-term debt. This agreement converts a portion of our revolving credit facility floating rate debt into fixed rate debt on a notional amount of $8.5 million and ends on December 31, 2013. The notional amounts of derivative instruments do not represent actual amounts exchanged between the parties, but instead represent amounts on which the contracts are based. The floating interest rate payments under these swaps are based on three-month LIBOR rates. We do not account for this agreement as a hedge. We recorded a liability of less than $0.1 million at March 31, 2013 and a liability of $0.1 million at March 31, 2012 related to this agreement.

Credit Risk

We maintain credit policies with regard to our counterparties on the derivative financial instruments that we believe minimize our overall credit risk, including an evaluation of potential counterparties’ financial condition (including credit ratings), collateral requirements under certain circumstances and the use of standardized agreements, which allow for netting of positive and negative exposure associated with a single counterparty.

Our counterparties consist primarily of financial institutions and energy companies. This concentration of counterparties may impact our overall exposure to credit risk, either positively or negatively, in that the counterparties may be similarly affected by changes in economic, regulatory or other conditions.

We acquired a crude oil logistics business in our June 2012 merger with High Sierra. As is customary in the crude oil industry, we generally receive payment from customers on a monthly basis. As a result, receivables from individual customers in our crude business are generally higher than the receivables from customers in our other segments.

Failure of a counterparty to perform on a contract could result in our inability to realize amounts that have been recorded on our consolidated statements of financial position and recognized in our net income.

Interest Rate Risk

The interest rate on our revolving credit facility floats based on market indices. At March 31, 2013, we have $461.5 million of debt on our revolving credit facility at a rate of 3.21% and $16.0 million of debt on our revolving credit facility at a rate of 5.25%. A change of 0.125% in the interest rate would result in a change to annual interest expense of approximately $0.6 million on the revolving debt balance of $477.5 million. We believe that the interest rates of the revolving credit facility are consistent with current market rates, and that the book value of the debt approximates fair value.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 13 - Employee Benefit Plan

We sponsor a 401(k) defined contribution plan for the benefit of our employees. For the years ended March 31, 2013 and 2012, and the six months ended March 31, 2011 and September 30, 2010, we made contributions to the plan totaling $1.9 million, $0.5 million, $0.2 million and $0.1 million, respectively.

Note 14 - Segment Information

Our reportable segments are based on the way in which our management structure is organized. Certain financial data related to our segments is shown below. Transactions between segments are recorded based on prices negotiated between the segments.

Our crude oil logistics segment sells crude oil and provides crude oil transportation services to wholesalers, refiners, and producers. These operations began with our June 2012 merger with High Sierra.

Our water services segment provides services for the transportation, treatment, and disposal of wastewater generated from oil and natural gas production, and generates revenue from the sale of recycled wastewater and recovered hydrocarbons. These operations began with our June 2012 merger with High Sierra.

Our natural gas liquids logistics segment supplies propane and other natural gas liquids, and provides natural gas liquids transportation, terminalling, and storage services to retailers, wholesalers, and refiners. This segment includes our historical natural gas liquids operations and the natural gas liquids operations acquired in the June 2012 merger with High Sierra. We previously reported our natural gas liquids operations in two segments, referred to as our “wholesale marketing and supply” and “midstream” segments. The data in the table below has been presented under our new structure for all periods, with the amounts previously reported in the wholesale marketing and supply and midstream segments reported on a combined basis within the natural gas liquids logistics segment.

Our retail propane segment sells propane and distillates to end users consisting of residential, agricultural, commercial, and industrial customers, and to certain re-sellers. Our retail propane segment consists of two divisions, which are organized based on the location of the operations.

Items labeled “corporate and other” in the table below include the operations of a compressor leasing business that we acquired in our June 2012 merger with High Sierra, and also include certain corporate expenses that are incurred and are not allocated to the reportable segments. This data is included to reconcile the data for the reportable segments to data in our consolidated financial statements.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

	NGL Energy Partners LP			NGL Supply
	Year	Year	Six Months	Six Months
	Ended	Ended	Ended	Ended
	March 31,	March 31,	March 31,	September 30,
	2013	2012	2011	2010
	(in thousands)
Revenues:
Crude oil logistics	$2,339,148	$—	$—	$—
Water services	62,227	—	—	—
Natural gas liquids logistics -
Propane sales	841,448	923,022	477,774	243,908
Other natural gas liquids sales	858,276	251,627	90,746	71,456
Storage revenues and other	33,954	2,462	1,183	959
Retail propane -
Propane sales	288,410	175,417	67,175	6,128
Distillate sales	106,192	6,547	—	—
Other retail sales	35,856	17,370	5,638	740
Other	4,233	—	—	—
Eliminations of intersegment sales	(151,977)	(65,972)	(20,284)	(6,248)
Total revenues	$4,417,767	$1,310,473	$622,232	$316,943

Depreciation and amortization:
Crude oil logistics	$9,176	$—	$—	$—
Water services	20,923	—	—	—
Natural gas liquids logistics	11,085	3,661	554	519
Retail propane	25,496	11,450	2,887	870
Other	2,173	—	—	—
Total depreciation and amortization	$68,853	$15,111	$3,441	$1,389

Operating income (loss):
Crude oil logistics	$34,236	$—	$—	$—
Water services	8,576	—	—	—
Natural gas liquids logistics	30,336	9,735	9,590	865
Retail propane	46,869	9,616	7,362	(2,569)
Corporate and other	(32,710)	(4,321)	(2,115)	(2,091)
Total operating income (loss)	$87,307	$15,030	$14,837	$(3,795)

Other items not allocated by segment:
Interest income	1,261	765	221	66
Interest expense	(32,994)	(7,620)	(2,482)	(372)
Loss on early extinguishment of debt	(5,769)	—	—	—
Other income (expense), net	260	290	103	124
Income tax (provision) benefit	(1,875)	(601)	—	1,417
Net income (loss)	$48,190	$7,864	$12,679	$(2,560)

Additions to property, plant and equipment, including acquisitions (accrual basis):
Crude oil logistics	$89,860	$—	$—	$—
Water services	137,116	—	—	—
Natural gas liquids logistics	15,129	50,276	290	15
Retail propane	66,933	150,181	41,152	386
Corporate and other	17,858	—	—	—
Total	$326,896	$200,457	$41,442	$401

	March 31,	March 31,
	2013	2012
	(in thousands)
Year-End Information:
Total assets:
Crude oil logistics	$801,030	$—
Water services	466,462	—
Natural gas liquids logistics	474,141	325,173
Retail propane	513,301	417,639
Corporate	36,413	6,707
Total	$2,291,347	$749,519

Long-lived assets, net of depreciation and amortization, including goodwill and intangibles:
Crude oil logistics	$356,750	$—
Water services	453,986	—
Natural gas liquids logistics	238,192	176,419
Retail propane	441,762	366,242
Corporate	31,996	5,468
Total	$1,522,686	$548,129

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

Note 15 — Transactions with Affiliates

Since our business combination with SemStream on November 1, 2011, SemGroup Corporation (“SemGroup”) has held ownership interests in us and in our general partner, and has had the right to appoint two members to the Board of Directors of our general partner. Subsequent to November 1, 2011, our natural gas liquids logistics segment has sold natural gas liquids to and purchased natural gas liquids from affiliates of SemGroup. These transactions are included within revenues and cost of sales of our natural gas liquids logistics business in our consolidated statements of operations. We also made payments to SemGroup for certain administrative and operational services. These transactions are reported within operating and general and administrative expenses in our consolidated statements of operations.

Certain members of management of High Sierra who joined our management team upon completion of the June 19, 2012 merger with High Sierra own interests in several entities. Subsequent to this business combination with High Sierra, we have purchased products and services from and have sold products and services to these entities. The majority of these transactions relate to crude oil purchases and crude oil transportation services and are reported within cost of sales in our consolidated statements of operations, although approximately $3.1 million of these transactions during the year ended March 31, 2013 represented capital expenditures and were recorded as increases to property, plant and equipment. Product sales to these entities have been recorded within revenues in our consolidated statement of operations. In addition, our retail operations purchased goods and services from certain entities owned by our executive officers and their family members.

These transactions are summarized in the table below for the years ended March 31, 2013 and 2012 (in thousands):

	2013	2012

Product sales to SemGroup	$32,431	$29,200
Product purchases from SemGroup	60,425	23,800
Payments to SemGroup for services	256	700
Sales to entities affiliated with High Sierra management	16,828	—
Purchases from entities affiliated with High Sierra management	60,942	—
Purchases from entities affiliated with retail segment management	273	300

In addition to the amounts shown in the table above, we completed two business combinations during the year ended March 31, 2013 with entities in which members of our management owned interests. We paid $14.0 million of cash (net of cash acquired) on a combined basis for these two acquisitions. We also paid $5.0 million under a non-compete agreement to an employee.

Receivables from affiliates at March 31, 2013 and 2012 consist of the following (in thousands):

	2013	2012

Receivables from sales of product to SemGroup	$—	$1,878
Receivables from entities affiliated with High Sierra management	22,787	—
Other	96	404
	$22,883	$2,282

Payables to related parties at March 31, 2013 and 2012 consist of the following (in thousands):

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

	2013	2012

Working capital settlement for Osterman combination	$—	$4,763
Payables to SemGroup	4,601	4,699
Payables to entities affiliated with High Sierra management	2,299
	$6,900	$9,462

As described in Note 1, we completed a merger with High Sierra Energy, LP and High Sierra Energy GP, LLC in June 2012, which involved certain transactions with our general partner. We paid $91.8 million of cash, net of $5.0 million of cash acquired, and issued 18,018,468 common units to acquire High Sierra Energy, LP. We also paid $97.4 million of High Sierra Energy, LP’s long-term debt and other obligations. Our general partner acquired High Sierra Energy GP, LLC by paying $50.0 million of cash and issuing equity. Our general partner then contributed its ownership interests in High Sierra Energy GP, LLC to us, in return for which we paid our general partner $50.0 million of cash and issued 2,685,042 common units to our general partner.

Note 16 — Quarterly Financial Data (Unaudited)

Our summarized unaudited quarterly financial data is presented below. The computation of net income per common and subordinated unit is done separately by quarter and year. The total of net income per common and subordinated unit of the individual quarters may not equal the net income per common and subordinated unit for the year, due primarily to the income allocation between the general partner and limited partners and variations in the weighted average units outstanding used in computing such amounts.

Our retail propane segment’s business is seasonal due to weather conditions in our service areas. Propane sales to residential and commercial customers are affected by winter heating season requirements, which generally results in higher operating revenues and net income during the period from October through March of each year and lower operating revenues and either net losses or lower net income during the period from April through September of each year. Our natural gas liquids logistics segment is also subject to seasonal fluctuations, as demand for propane and butane is typically higher during the winter months. Our operating revenues from our other segments are less weather sensitive. Additionally, the acquisitions described in Note 4 impact the comparability of the quarterly information within the year, and year to year.

NGL ENERGY PARTNERS LP AND SUBSIDIARIES

AND NGL SUPPLY, INC.

Notes to Consolidated Financial Statements - Continued

As of March 31, 2013 and 2012, and for the Years Ended March 31, 2013 and 2012

and the Six Months Ended March 31, 2011 and September 30, 2010

	Quarter Ended				Year Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2012	2012	2012	2013	2013
	(dollars in thousands, except unit and per unit data)
Total revenues	$326,436	$1,135,510	$1,338,208	$1,617,613	$4,417,767

Total cost of sales	298,985	1,053,690	1,204,545	1,481,890	4,039,110

Net income (loss)	(24,710)	10,082	40,477	22,341	48,190

Net income (loss) to parent equity	(24,650)	10,073	40,176	22,341	47,940

Earnings (loss) per unit, basic and diluted -
Common	$(0.76)	$0.18	$0.75	$0.39	$0.96
Subordinated	$(0.77)	$0.18	$0.75	$0.39	$0.93

Weighted average common units outstanding - basic and diluted	26,529,133	44,831,836	46,364,381	47,665,015	41,353,574
Weighted average subordinated outstanding units - basic and diluted	5,919,346	5,919,346	5,919,346	5,919,346	5,919,346

	Quarter Ended				Year Ended
	June 30,	September 30,	December 31,	March 31,	March 31,
	2011	2011	2011	2012	2012
	(dollars in thousands, except unit and per unit data)
Total revenues	$190,845	$210,041	$470,649	$438,938	$1,310,473

Total cost of sales	185,973	201,454	439,790	389,806	1,217,023

Net income (loss)	(6,773)	(5,395)	6,090	13,942	7,864

Net income (loss) to parent equity	(6,773)	(5,395)	6,090	13,954	7,876

Earnings (loss) per unit, basic and diluted -
Common	$(0.53)	$(0.36)	$0.24	$0.47	$0.32
Subordinated	$(0.53)	$(0.36)	$0.28	$0.53	$0.58

Weighted average common units outstanding - basic and diluted	9,883,342	8,864,222	18,699,590	23,263,386	15,169,983
Weighted average subordinated outstanding units - basic and diluted	2,927,149	5,199,346	5,919,346	5,919,346	5,175,384